UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.              )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PICO HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PICO HOLDINGS, INC.
875 Prospect Street, Suite 301
La Jolla, California 92037

March 19, 2010

Dear Shareholder:

You are cordially invited to attend, as indicated below, our Annual Meeting of Shareholders to be held on Friday, May 14, 2010 at 8:00 a.m. (PDT).

One of the steps we have taken this year to reduce operating expenses is to hold a virtual Annual Meeting via the Internet rather than at a rented facility. We are offering a live webcast of the Annual Meeting for our Shareholders at https://virtualshareholdermeeting.com/PICO where you will be able to listen to the Annual Meeting, vote electronically, and submit questions to Mr. Hart, our President and Chief Executive Officer, following his report on our operations after the Annual Meeting.

Under the United States Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to our shareholders over the Internet.  The new delivery process will allow us to provide Shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery.  On March 19, 2010, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report to Shareholders.  The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the Notice of Annual Meeting and proxy statement.

Only shareholders of record as of the close of business on March 17, 2010 are entitled to receive notice of, to attend via the Internet, and to vote on matters to be presented at, the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend our live webcast of the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail (if you have requested and received a paper copy of the proxy materials by mail) in order to ensure the presence of a quorum.  If you attend the meeting via the Internet, you will, of course, have the right to revoke the proxy and vote your shares at that time.  If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to the Annual Meeting of Shareholders and thank you for your support.

/s/ John D. Weil
John D. Weil
Chairman
/s/ John R. Hart
John R. Hart
President and Chief Executive Officer

PICO HOLDINGS, INC.
875 Prospect Street, Suite 301
La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PICO Holdings, Inc.’s 2010 Annual Meeting of Shareholders will be held on Friday, May 14, 2010 at 8:00 a.m. (PDT) via the Internet at https://virtualshareholdermeeting.com/PICO for the following purposes:

1.
ELECTION OF DIRECTORS.  To elect as directors the three nominees named in the proxy statement, Carlos C. Campbell, Kristina M. Leslie, and Kenneth J. Slepicka to serve for three years until the Annual Meeting of Shareholders in 2013 and until their respective successors have been duly elected and qualified.

2.
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  To ratify Deloitte & Touche LLP as our independent registered public accounting firm to perform the annual audit of our 2010 financial statements.

3.	To transact such other business as may be properly brought before the meeting and any adjournment of the meeting.

Our board of directors recommends a vote for Items 1 and 2.  Any action may be taken on the foregoing matters at the Annual Meeting of Shareholders on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

The board of directors has fixed the close of business on March 17, 2010 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.  Only shareholders of record of our common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Important Notice regarding the availability of proxy materials for the shareholder meeting to be held on Friday, May 14, 2010, at 8:00 a.m. (PDT).  Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2009.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless specifically requested.  This proxy statement and our Annual Report to Shareholders are available on our web site at https://materials.proxyvote.com/693366 which does not have “cookies” that identify visitors to the site.  If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.  In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how shareholders may request to receive proxy materials for future Annual Meeting materials in printed or email form.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered holders may vote:

1.	By Internet: go to https://proxyvote.com;
2.	By toll-free telephone: call 1-800-652-VOTE (8683); or
3.	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the proxy card in the postage-paid envelope.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

Any proxy may be revoked by the submission of a later dated proxy or a written notice of revocation before close of the Annual Meeting of Shareholders.

By Order of the Board of Directors,
/s/ John R. Hart
Dated: March 19, 2010	John R. Hart President and Chief Executive Officer

TABLE OF CONTENTS
Page

PICO HOLDINGS, INC.
875 Prospect Street, Suite 301
La Jolla, California 92037

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2010

PICO Holdings, Inc.’s board of directors is soliciting proxies for the 2010 Annual Meeting of Shareholders.  This proxy statement contains information about the items you will vote on at the Annual Meeting.  This document is scheduled to be available on the Internet on or about March 19, 2010, the date that the Notice of Internet Availability of Proxy Materials is expected to be mailed to our shareholders.  The meeting will be held at 8:00 a.m. (PDT) on Friday, May 14, 2010 via live webcast on the Internet at https://virtualshareholdermeeting.com/PICO.  The proxy may be revoked by the submission of a later dated proxy or a written notice of revocation before the Annual Meeting of Shareholders.

The following matters will be considered at the Annual Meeting of Shareholders:

1.
To elect as directors the three nominees named herein, Carlos C. Campbell, Kristina M. Leslie and Kenneth J. Slepicka, to serve for three years until the Annual Meeting of Shareholders in 2013 and until their respective successors have been duly elected and qualified.

2.	To ratify Deloitte & Touche LLP as our independent registered public accounting firm to perform the annual audit of our 2010 financial statements.
3.	To transact such other business as may be properly brought before the meeting and any adjournment of the meeting.

Our principal executive office is located at 875 Prospect Street, Suite 301, La Jolla, California 92037, and our telephone number is (888) 389-3222.

HOW TO PARTICIPATE IN THE ELECTRONIC MEETING

In order to participate in this year’s Annual Meeting of Shareholders, please log on to https://virtualshareholdermeeting.com/PICO and click on the “Investors” section and the “Annual Meeting Webcast” link at least 15 minutes prior to the start of the 8:00 a.m. (PDT) meeting to provide time to register and download the required audio software, if needed.  All shareholders will need to register by entering your name and, if you would like to ask a question during the question and answer session following the Annual Meeting presentation, you will also need to enter the control number received with your Notice of Internet Availability of Proxy Materials or, if you requested a paper copy, the proxy card.  Questions that would be appropriate to raise in person and that relate to the purpose of the meeting will be accepted during the meeting.  To submit questions, please access the Annual Meeting webcast and select “Ask a Question.”

The webcast replay will be available until December 31, 2010.

SOLICITATION AND VOTING

Internet Availability of Annual Meeting Materials and Annual Report

We are making this proxy statement and our 2009 Annual Report to Shareholders, including our Form 10-K for the year ended December 31, 2009 (which is not a part of our proxy soliciting materials), available to our shareholders electronically via the Internet.  On March 19, 2010, we mailed to our shareholders entitled to vote a Notice of Internet Availability of Proxy Materials directing shareholders to a web site where they can access our proxy statement and annual report and view instructions on how to vote via the Internet or by phone.

If you only received a Notice of Internet Availability of Proxy Materials and would like to receive an email copy or a paper copy of our proxy materials along with a proxy card, one can be requested by calling us at (888) 389-3222, by internet at proxy.picoholdings.com, or by sending us a written request at:

875 Prospect Street
Suite 301
La Jolla, California 92037
Attention: Corporate Secretary

The Annual Report to Shareholders, including our Form 10-K (which is not a part of our proxy soliciting materials) for the year ended December 31, 2009, will be mailed with this proxy statement to those shareholders that request a copy of the proxy materials by mail.  For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our annual report (including our Form 10K and the exhibits filed with it) are available at our website at https://materials.proxyvote.com/693366.  Upon request by any shareholder at the website, corporate headquarters address or telephone number listed above, we will promptly furnish a proxy card along with a copy of our proxy statement, annual report on Form 10-K and any or all exhibits to the Form 10-K for the year ended December 31, 2009.  In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.  We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting of Shareholders.

Shareholders Sharing the Same Address

We have adopted a procedure called “householding,” which has been approved by the United States Securities and Exchange Commission, or SEC.  Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those shareholders that request a paper copy of proxy materials by mail, one copy of our Annual Report to Shareholders and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family), unless we have received contrary instructions from an affected shareholder.  Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail.  This procedure reduces our printing costs, mailing costs and fees.

Voting Information

Record Date.  The record date for our Annual Meeting of Shareholders is March 17, 2010.  On the record date, there were 22,595,678 shares of our common stock outstanding.

Voting Your Proxy.  Only shareholders of record as of the close of business on the record date, March 17, 2010, are entitled to vote.  Except for shares held by our subsidiaries, which will not be voted at the Annual Meeting, each share of common stock entitles the holder to one vote on all matters brought before the Annual Meeting. Shareholders whose shares are registered in their own names may vote (1) via the Internet, (2) by telephone or (3) if you have requested and received a paper copy of the proxy materials by mail, by returning a proxy card.  Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if you complete and submit (and do not revoke) your proxy or voting instructions prior to the Annual Meeting, the shares of our common stock represented by the proxy will be voted (1) FOR the election of each of the three director candidates nominated by the board of directors; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Cumulative Voting. In voting for the election of directors, all shareholders have cumulative voting rights if at least one shareholder gives notice, whether at the Annual Meeting or prior to the voting, of the shareholder’s intention to cumulate votes.  If cumulative voting is permitted in the election of directors, the proxy holders will have discretion as to the manner in which votes represented by the proxy are to be cumulated, unless the proxy indicates the manner in which such votes are to be cumulated.  Accordingly, each shareholder may cumulate such voting power and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such shareholder’s votes on the same principle among two or more candidates, as such shareholder sees fit.  If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card and make an explicit statement of your intent to cumulate your votes by so indicating in writing on the proxy card.  We will not accept any notice to cumulate by the Internet or telephone. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

Cumulative voting applies only to the election of directors.  For all other matters, each share of common stock outstanding as of the close of business on March 17, 2010, the record date for the Annual Meeting of Shareholders, is entitled to one vote.  If you vote by proxy card and sign your card with no further instructions, Richard H. Sharpe and Damian C. Georgino, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

Revoking Your Proxy.  Shareholders may revoke their proxy at any time before we close polling for each matter to be voted on at the Annual Meeting by submitting a later-dated vote electronically at the Annual Meeting of Shareholders, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting of Shareholders.  If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm in advance of the close of polling for each matter to be voted on at the Annual Meeting of Shareholders.

Vote Required.  The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote, which shall include all shares voted electronically via the Internet, is required to constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting of Shareholders.

If a quorum is present, the three nominees for election as directors receiving the highest number of votes will be elected.  The following will not be votes cast and will have no effect on the election of any director nominee:  (1) a share whose ballot is marked as withhold; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) a share otherwise present at the meeting as to which a shareholder gives no authority or direction.

If a quorum is present, the approval of the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and all other matters that properly come before the meeting, require that the votes cast for such actions exceed the votes cast against such actions.  As with the election of directors, abstentions and broker non-votes will have no effect on the proposal to ratify the selection of Deloitte & Touche LLP or other proposals.

Proxies and ballots will be received and tabulated by Computershare Investor Services, LLC, our transfer agent and the inspector of elections for the Annual Meeting.  Except for contested proxy solicitations or as required by law, proxy cards and voting tabulations that identify shareholders are kept confidential.

Expenses of Solicitation.  We will bear the expense of assembling, preparing, printing, mailing and distributing the notices and these proxy materials and soliciting votes.  Proxies will be solicited by mail, telephone, personal contact, and electronic means and may also be solicited by directors, officers or employees (who will receive no additional compensation for their services in such solicitation) in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.  We will compensate only independent third-party agents that are not affiliated with us but who solicit proxies.  At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay all costs and expenses associated with retaining this solicitation firm.  We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities.  Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Voting Results.  We will announce preliminary results at the Annual Meeting of Shareholders and also on a Form 8-K to be filed with the United States Securities and Exchange Commission within four business days after the meeting.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Nominees and Continuing Directors

We have a classified board of directors.  Our directors are divided into three classes, with each class serving a three-year term.  The terms of office of each class end in successive years.  Pursuant to Section 3.2 of our bylaws, our total number of directors has been established at nine, which was increased from seven members in August 2009 by unanimous vote of our board of directors.  Three of our directors are to be elected at our 2010 Annual Meeting for terms ending at the Annual Meeting of Shareholders in the year 2013 or until their respective successors have been duly elected and qualified.

Unless otherwise instructed, Richard H. Sharpe and Damian C. Georgino, as proxy holders, intend to distribute the votes represented by proxies in such proportions as they deem desirable to elect the three nominees named below or their substitutes.  Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the meeting, a substitute nominee will be recommended to the board by the Corporate Governance and Nominating Committee. See “Security Ownership of Certain Beneficial Owners and Management” for the number of shares of our common stock beneficially owned by these nominees.

The board of directors, at the recommendation of our Corporate Governance and Nominating Committee, has nominated Carlos C. Campbell, Kristina M. Leslie and Kenneth J. Slepicka for election as directors at our Annual Meeting on May 14, 2010 for terms ending in 2013.  A majority of the independent directors approved the nomination for election to the board of Mr. Campbell, Ms. Leslie, and Mr. Slepicka and each of the nominees has consented to be nominated and to serve if elected.

Information Regarding Nominees and Continuing Directors

The following table and biographical descriptions set forth certain information with respect to the three nominees and our other six directors, each of whom are currently serving and, unless otherwise specified, have served continuously since she or he was previously elected.  This information is based on information furnished to us by each such director.  The ages listed below are as of February 1, 2010.

Name	Age	Term Expires	Director Since	Positions Held with the Company (other than Director)
Carlos C. Campbell*	72	2010	1998
Kristina M. Leslie*	45	2010	2009
Kenneth J. Slepicka*	53	2010	2005
John R. Hart	50	2011	1996	President and Chief Executive Officer
Ronald Langley	65	2011	1996
John D. Weil	69	2011	1996
S. Walter Foulkrod	68	2012	1996
Richard D. Ruppert	78	2012	1996
Julie H. Sullivan	52	2012	2009
__________________
* Nominees for terms ending in 2013

Each of our directors and nominees has an established record of professional accomplishment in his or her chosen field, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our objective of generating superior long-term growth in our book value per share.  Further, a majority of the board of directors has served in such capacity for more than a decade.  These directors helped develop and continue to oversee the long-term strategy, management structure, and corporate governance programs that are in place today, and they have provided a strong measure of stability and continuity to our company.  In light of our corporate structure and unique business, we believe that this stability positively impacts the company’s performance and the addition of two directors in 2009 enhances the skill set of our board and builds upon the foundation developed by our directors.  The following provides further qualifications, attributes and other biographical information with respect to the three nominees and the other continuing directors.

Nominees for Directors to be Elected in 2010 With Terms Ending in 2013

Carlos C. Campbell has served as a member of our board of directors since 1998.  Since June 1985, Mr. Campbell has been President of C.C. Campbell & Co., a strategic advisory company.  Mr. Campbell has served as a director of Herley Industries, Inc. since 2005 and of Resource America, Inc. since 1990.  In addition, from 2005 to 2006, Mr. Campbell was a director of HyperFeed Technologies, Inc., formerly an 80% owned subsidiary that dissolved in 2009 following bankruptcy proceedings.

Mr. Campbell has attended a wide variety of director training programs and received certifications from Harvard Business School, the University of California, Los Angeles Business School, the University of California, San Diego Business School, and the National Association of Corporate Directors.  The topics of the training programs have included corporate governance, executive compensation, auditing, and understanding and managing risk in executive incentive plan design.  Mr. Campbell also served as Assistant Secretary of Commerce for Economic Development in the United States Department of Commerce from 1981 to 1984, where he was the final signatory authority for a business loan portfolio in excess of $1 billion.  We believe that Mr. Campbell’s extensive directorship training and strategic advisory and government experience, two areas of expertise that are important to certain of our operating segments, enriches the makeup of the board of directors and provide keen insight into our businesses.

Kristina M. Leslie has served on our board of directors since 2009. Currently, Ms. Leslie is a consultant.  From 2004 to 2007, Ms. Leslie served as Chief Financial Officer of DreamWorks Animation SKG, Inc., a company that develops and produces computer generated animated feature films.  Previously, Ms. Leslie served as the Chief Financial Officer of DreamWorks LLC, a diversified entertainment company, from 2003 to 2004 and as Head of Corporate Finance and Strategic Planning from 1996 to 2003.  While at DreamWorks LLC, Ms. Leslie led the initial public offering of DreamWorks Animation SKG.  Ms. Leslie has also served as Director of Financial Planning for Viacom Inc., an entertainment company, from 1993 to 1996.  Since 2007, Ms. Leslie has served on the board of directors of Bare Escentuals, Inc., prestige cosmetic company, where she also serves as a member of the audit committee.  In addition, Ms. Leslie also currently serves and has served on the boards of directors of several not for profit entities.

Ms. Leslie has a masters of business administration with a concentration in finance.  Ms. Leslie has substantial management experience from her years of service at DreamWorks LLC and later as CFO of DreamWorks Animation SKG, a publicly-held company, which gives her keen insight on matters relating to strategic planning, financial reporting, financial management, corporate governance, risk oversight, and management succession.  Her years of service as a director on public, private and not-for-profit companies also gives her substantial experience on governance and risk oversight matters.

Kenneth J. Slepicka has served as a member of our board of directors since 2005.  Mr. Slepicka is currently the Chairman, Chief Executive Officer and acting Chief Financial Officer of Synthonics Inc., an early stage biotechnology company, and has served in such capacity since 2005.  In addition, Mr. Slepicka has served as President and Treasurer of SBC Warburg Futures Inc. from 1994 to 1998 and as Executive Director of Fixed Income Trading for O’Connor & Associates from 1985 to 1994.  He has also held risk and portfolio manager positions in the financial services industry.  Mr. Slepicka has served as a member of the FIA Steering Committee, the Federal Reserve FCM Working Group, CME Clearing Corporation, Board of Trade Margin Committee and as a Governor of the Board of Trade Clearing Corporation.

Mr. Slepicka was also a director from 1998 to 2006 of HyperFeed Technologies, Inc., formerly an 80% owned subsidiary that dissolved in 2009 following bankruptcy proceedings, where he served as the Chairman of the audit committee.  In addition, Mr. Slepicka currently serves and has served on the boards of directors of several not-for-profit entities.  Mr. Slepicka is a member of the National Association of Corporate Directors and has earned certificates of director education in 2007, 2008, and 2009 from this organization.  He is also a former member of the Chicago Board of Trade, Chicago Mercantile Exchange, Chicago Board of Options Exchange, and Pacific Options Exchange.  Mr. Slepicka received his M.B.A. from the Kellogg School of Management, Northwestern University, Evanston, IL.

We believe that Mr. Slepicka’s training and broad finance and management experience combine to make him an invaluable asset to our board of directors relating to financial and risk oversight and other matters.  His experience in the financial services industry also provides needed insight for a company like us that has significant assets and investments under management.  We also believe Mr. Slepicka’s management experience as well as experience with the financial services industry makes him a valuable Chairman of our Audit Committee and member of our Compensation Committee.

Directors Whose Terms Continue Through 2010

John R. Hart has served as our President and Chief Executive Officer and as a member of our board of directors since 1996. Mr. Hart also serves as an officer and/or director of our following subsidiaries: Physicians Insurance Company of Ohio (President and Chief Executive Officer since 1995 and director since 1993), Vidler Water Company, Inc. (Director since 1995, Chairman since 1997, and Chief Executive Officer since 1998), Citation Insurance Company (Director and Chairman since 1996), and Nevada Land and Resource Company, LLC (Director, Chairman, and Chief Executive Officer since 1997). From 1997 to 2006, Mr. Hart was a director of HyperFeed Technologies, Inc., formerly an 80% owned subsidiary that dissolved in 2009 following bankruptcy proceedings, where he served as chairman of the nominating committee and as a member of the compensation committee.

Mr. Hart has been our President and Chief Executive Officer and a member of our board for almost fifteen years and his leadership and strategic guidance over these years have been critical to our success.  Mr. Hart also brings the knowledge of the operations of our company to the board, which provides invaluable insight to the board as it reviews the company’s strategic and financial plans.

Ronald Langley has served as a member of our board of directors since 1993 and served as our Chairman from 1995 to 2007.  Mr. Langley also served as the Chairman of the Governance and Nominating Committee from 1995-2007.  Mr. Langley has also previously served as an officer and/or a director of our following subsidiaries: Physicians Insurance Company of Ohio from 1993 to 2007 (as Chairman from 1995 to 2007), Vidler Water Company, Inc. from 1995 to 2007, Citation Insurance Company from 1996 to 2007, and Nevada Land and Resource Company, LLC from 1997 to 2007.  Mr. Langley has served on the board of directors of Guinness Peat Group Plc since 2009, where he is a member of the audit and compensation committees.  Since 2009, Mr. Langley has served on the compensation and audit committees as a member of the Redflex Holdings Limited board of directors.  In addition, Mr. Langley was a director from 1997 to 2006 of HyperFeed Technologies, Inc., our 80% owned subsidiary that dissolved in 2009 following bankruptcy proceedings.  Mr. Langley is currently a private investor.  Mr. Langley was a director with Jungfraubahn Holding AG from 2000 to 2008. Mr. Langley has been a director of over 30 entities, including companies, universities, foundations, credit unions, political organizations, and charities, in eight countries around the world.  Mr. Langley has been analyzing SEC-filed financial statements since 1978 and has extensive forensic accounting analysis experience.

Mr. Langley has now returned to Sydney, Australia.  Mr. Langley has informed us that he may resign from our board of directors at the Annual Meeting of Shareholders because of his recent relocation back to his home country of Australia.  We believe that Mr. Langley’s expertise in “value” investing and experience played a significant role in our growth and success of our company during the past 15 years, including the twelve years Mr. Langley served as our Chairman.  We also believe that Mr. Langley has also increased and will continue to increase the breadth and depth of our board of directors, including his most recent role as Chairman of our Governance and Nominating Committee.

John D. Weil has served as a member of our board of directors since 1996.  Mr. Weil served as our Lead Director from May 2007 until he was elected our independent Chairman in February 2008.  Since 1997, Mr. Weil has served as a member of the board of directors of Allied Healthcare Products, Inc., a medical supply company, as chairman.  Mr. Weil has served on the board of Baldwin & Lyons, Inc., an insurance company, since 1997, where he currently serves as chairman of the compensation committee and on the investment committee.  Mr. Weil has also served on the board of Highbury Financial, Inc., an investment management holding company, since August 1, 2009.  In addition, Mr. Weil currently serves and has served on the boards of directors of not-for-profit entities.  Mr. Weil currently serves as President of Clayton Management Company, an investment company, and has served in this capacity since 1978.

In December 2002, Mr. Weil settled a pending civil action brought against him by the SEC for alleged violations of the anti-fraud provisions of the United States federal securities laws arising in connection with transactions in the securities of Kaye Group Inc. that involved material non-public information.  Mr. Weil was not an officer or director of Kaye Group.  The transactions cited by the SEC in its complaint involved less than one percent of the securities of Kaye Group beneficially owned by Mr. Weil and less than one-tenth of one percent of Kaye Group's then outstanding shares.  Mr. Weil consented to the entry of a final judgment of permanent injunction and other relief, including disgorgement of alleged profits in the amount of $47,000 and civil penalties of like amount, but did not admit to or deny any of the allegations in the SEC's complaint.

Mr. Weil has served on the boards of directors for a variety of companies in fields such as insurance, financial services, shipping, ship building, mining, and manufacturing, where he gained invaluable experience, among others, in the areas of risk assessment and risk oversight.  Because of his wide-ranging experience on various boards and as president of an investment company, we believe that Mr. Weil’s knowledge in the areas of officer compensation, risk assessment and oversight, corporate governance, finance, investment, and board development makes him a valuable resource as our independent Chairman, our Chairman of our Compensation Committee and a member of our Governance and Nominating Committee.

S. Walter Foulkrod has served as a member of our board of directors since 1996.  Mr. Foulkrod has served on the Audit Committee since 1997 and on the Governance and Nominating Committee since 2008.  Mr. Foulkrod is an attorney and a member of the Dauphin County Bar Association and the Pennsylvania Bar Association. From 2000 to 2006, he was a member of Foulkrod Ellis Professional Corporation, Attorneys at Law and prior to that, was the sole owner of S. Walter Foulkrod, III & Associates, Attorneys at Law, from 1994 to 2000.  From 1984 to 1994, Mr. Foulkrod served as president and chairman of Foulkrod, Reynolds & Havas, P.C.  From 1973 to 1976, Mr. Foulkrod worked for Reliance Insurance Company, an insurance company, first as General Manager of the Corporate Law Department and Assistant General Counsel, and later as Associate General Counsel and Assistant Corporate Secretary.  In carrying out his responsibilities at Reliance Insurance Company, Mr. Foulkrod became intimately familiar of statutory and financial statements.

Throughout his legal career, Mr. Foulkrod participated in hundreds of cases which required expertise in understanding the interrelationships between the balance sheet, the income statement, and the statement of cash flows.  Mr. Foulkrod has been involved in identifying, assessing and managing risk exposure at public companies during the last three decades of his legal practice.  Mr. Foulkrod has received a certificate of director training from the John E. Anderson Graduate School of Management of the University of California, Los Angeles, Director Training and Certification program as well as a certificate of director education from the National Association of Corporate Directors, an association that he has been a member of since 2000.  We believe that the wide range of experience in financial, regulatory, and legal matters that Mr. Foulkrod possesses significantly expands the diverse perspectives of the board of directors and provides keen insight into risk assessment and oversight of our company.

Julie H. Sullivan has served on our board of directors since 2009. Dr. Sullivan has been the Executive Vice President and Provost and Interim Vice President of Finance and Administration of the University of San Diego since 2009.  As such, she is the Chief Academic Officer and Chief Budget Officer of the university, and in this role she is responsible for university-wide budget and planning as well as investment and debt management.  Dr. Sullivan has also served as the Vice President and Provost from 2005 to 2009 where she was the Chief Academic Officer and Chief Budget Officer of the university.  In 2009, Dr. Sullivan served as Interim Vice President of Finance and Administration at the University of San Diego where she was the Chief Finance Officer, a position that involved overseeing accounting, financial and regulatory reporting, human resources, facilities, and sustainability for the university.  Previously, Dr. Sullivan was a Full Professor of the University of California, San Diego, Rady School of Management and the Graduate School of International Relations and Pacific Studies from 2003 to 2005.

Since 2005, Dr. Sullivan has served on the board of directors of Applied Micro Circuits Corporation, an electronics company, where she also currently serves as chair of the audit committee as a certified financial expert and is a member of the governance and nominating committee.  Dr. Sullivan has been an Advisory Director of Schenectady International, Inc., a global chemical company where she is also a member of the audit, compensation, and pension committees since 2001.  From 2007 to 2008, Dr. Sullivan also served as a director for United PanAm Financial Corporation, a specialty finance company engaged in non-prime automobile finance, where she chaired the audit committee as a certified financial expert.  In addition, Dr. Sullivan currently serves and has served on the boards of directors of not for profit entities. Dr. Sullivan is a member of the National Association of Corporate Directors, the Corporate Directors Forum, the American Institute of Certified Public Accountants, and the American Accounting Association.

Dr. Sullivan has a Ph.D. in business and accounting and a masters of arts in accounting and taxation. Dr. Sullivan is also a certified public accountant (non-practicing).  Based on Dr. Sullivan’s extensive experience on the boards of diverse entities and her academic research, we believe that she is on the cutting edge of financial issues and corporate governance matters and provides an invaluable perspective to our board of directors.

Richard D. Ruppert has served as a member of our board of directors since 1996.  Dr. Ruppert is a physician and has served as a director of our subsidiary, Physicians Insurance Company of Ohio, since 1998.  Since 2002, Dr. Ruppert has served as a trustee of the Ohio Historical Society and previously served as its president from 2006 to 2008.  Also, Dr. Ruppert has served as a trustee of the Fort Meigs Historical Society since 2002 and has served on the board since 2009.  Dr. Ruppert has served as an Emeritus President and an Emeritus Professor of Internal Medicine at Medical College of Ohio since 2003. Dr. Ruppert was President of the American Society of Internal Medicine from 1992 to 1993 and President of the Medical College of Ohio from 1977 to 1993.  He served as Vice Chancellor of the Ohio Board of Regents from 1970 to 1976.  Dr. Ruppert was named a Master Fellow of the American College of Physicians in 2008 and received the Jefferson Award from Toledo, Ohio in 2009.

As President of the Medical College of Ohio, Dr. Ruppert was directly responsible for the finances of the school and its two hundred million dollar budget.  He also supervised all reviews and audits of the financial records.  Dr. Ruppert’s experience in managing the finances of the Medical College of Ohio and in positions of leadership with businesses, community organizations, and not for profit entities provides invaluable experience and knowledge to our board of directors.  In addition, his almost fifteen years of service on our board of directors provides stability and insight that are critical to the working success of our board and make him an important contributor to our Audit Committee and Compensation Committee.

Vote Required for Election of Each Director

The three nominees for election as directors receiving the highest number of votes will be elected.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 2:
RATIFICATION OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2010.

Although ratification by shareholders is not required by law, the board of directors has determined that it is desirable to request approval of this appointment by the shareholders.  If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP and may decide to retain them notwithstanding the vote.  Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.  In addition, if Deloitte & Touche LLP should decline to act or otherwise become incapable of acting, or if the engagement should be discontinued, the Audit Committee will appoint a substitute independent public registered public accounting firm. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the fiscal years ended December 31, 2009 and December 31, 2008:

	2009	2008

Audit Fees	$970,000	$998,875
Tax Fees	550,053	868,950
Audit-Related Fees	122,000	27,675
All Other Fees	-0-	-0-
Total	$1,642,053	$1,895,500

Audit Fees consist of fees we paid for (i) the audit of our annual financial statements included in our Annual Reports on Forms 10-K and reviews of our quarterly financial statements included in our Quarterly Reports on Forms 10-Q; (ii) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory audits or consents; and (iii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Tax Fees consist of fees for professional services for tax compliance, which totaled $286,510 and $494,250 in 2009 and 2008, respectively, and tax planning and advice services, which totaled $263,543 and $374,700 in 2009 and 2008, respectively.  These services included assistance regarding United States federal, state, local and international tax return preparation, tax audits and appeals, and advice on structuring potential mergers, acquisitions and disposals, altering employee benefit plans, and intra-group restructuring.

Audit-Related Fees consist of fees we paid for the audit of PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust and services related to proposed or consummated transactions and attestation services not required by statute or regulation and the related accounting or disclosure treatment for such transactions or events.

The Audit Committee has determined that the provision of non-audit services listed above is compatible with the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy

Consistent with SEC policies regarding independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has recommended, and the board of directors has approved, pre-approval guidelines for all audit and non-audit services to be provided by the independent registered public accounting firm.  These pre-approval guidelines are:

(1)	At the earliest possible date, management shall inform the Audit Committee of each audit or non-audit service which management desires our independent registered public accounting firm to perform;
(2)	Management shall promptly provide to the Audit Committee detailed information about the particular services to be provided by our independent registered public accounting firm;
(3)
The supporting documentation provided to the Audit Committee by management shall be sufficiently detailed so that the Audit Committee knows precisely what services it is being asked to pre-approve; and

(4)
The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee.  All such pre-approvals shall be presented to the full Audit Committee at the Audit Committee’s next scheduled meeting.

Vote Required for Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that Carlos C. Campbell, S. Walter Foulkrod, III, Esq., Kristina M. Leslie, Richard D. Ruppert, MD, Kenneth J. Slepicka, Julie H. Sullivan, Ph.D., and John D. Weil are “independent directors” as defined by listing standards for the Nasdaq Global Market.  The independent directors have regularly scheduled executive session meetings at which only the independent directors are present.  Executive sessions are led by our Chairman, Mr. Weil.  An executive session is held in conjunction with each regularly scheduled quarterly board meeting and other sessions may be called by the Chairman in his own discretion or at the request of the board of directors.

Board Leadership Structure

The Corporate Governance and Nominating Committee has been responsible for reviewing and making recommendations to the board of directors regarding the board’s leadership structure, including whether the board of directors should have an independent Chairman.  Prior to February 2008, the Chairman has generally been one of our officers.  The role of the Chairman is to manage the affairs of the board of directors, including ensuring that the board is organized properly, functions effectively and meets its obligations and responsibilities.  The Chairman also develops and approves agendas and presides at all meetings of the board of directors and the shareholders.  From November 1996 until May 2007, the position was held by Mr. Langley, one of our executive officers at the time.  After Mr. Langley informed the board of directors of his decision to voluntarily retire, the Corporate Governance and Nominating Committee and the board of directors considered whether the Chairman should be an independent director.  In the course of their evaluation, this Committee and the board of directors considered factors that included:

•	the challenges and opportunities of our company, including the need for clear accountability;
•	the policies and practices in place to provide effective and independent oversight of management;
•	applicable regulatory requirements; and
•	corporate governance trends and practices of other large public corporations.

After considering these and other factors, in February 2008, the Corporate Governance and Nominating Committee recommended, and the board of directors approved, the election of an independent chairman.  As a result, Mr. Weil, who served as Lead Director from May 2007 until such time, was elected Chairman.

Our board of directors believes that the current board leadership structure is best for our company and our shareholders at this time because it:

•
Increases visibility to shareholders.  Prior to February 2008, the board of directors had both a Chairman and a Lead Director.  In the presence of an officer chairman, the visibility of the Lead Director to the shareholders as an independent representative of their interest, was reduced because the officer chairman presided at the Annual Meetings of Shareholders.  Accordingly, the Chairman is a more visible and prominent role.  To further promote our company’s corporate governance policies, the board of directors believed that the Chairman title should be given to an independent director and not to management.

•
Requires substantial time.  The Chairman role has evolved to include significant duties and responsibilities, such as more interaction with executive management on strategic opportunities, capital formation, and other important matters, which may be difficult to reconcile with the full-time demands of managing the day-to-day affairs of the company.

•
Enhances the independent oversight of management and reduces any conflicts of interest. Because the board of directors serves to oversee and monitor the actions of management, the board believes that the leader of the board should be in a position to be critical of such actions.

Committees of the Board of Directors

The board of directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.  Our Audit and Compensation Committees are composed solely of independent directors.  Our Corporate Governance and Nominating Committee is not composed entirely of independent directors.  As a result, any nominations for our board of directors must be approved by a majority of our independent directors.  The committees operate pursuant to written charters, which are available on our website under “Corporate Governance” at http://investors.picoholdings.com.  The following table sets forth the three standing committees of the board, the members of each committee during the last fiscal year and the number of meetings held by each committee.

Audit Committee. The Audit Committee consists of Messrs. Slepicka (Chairman), Campbell and Foulkrod and Dr. Ruppert, none of whom has been or is an officer or employee of our company.  Each member of the Audit Committee, in the judgment of the board of directors, is independent as that term is defined in the listing standards for the Nasdaq Global Market.  In 2009, this committee met five times.  The functions of the Audit Committee include: (a) meeting with the independent registered public accounting firm to review their reports on their audits of our financial statements, their comments on our internal control over financial reporting and the action taken by management with regard to such comments; (b) reviewing and approving all related persons transactions; (c) reviewing auditor independence; and (d) issuing an Audit Committee report to the shareholders; (d) the appointment of our independent registered public accounting firm and pre-approving all auditing and non-auditing services to be performed by such firm.  The Audit Committee has the authority, in its discretion, to order interim and unscheduled audits to investigate any matter brought to its attention and to perform such other duties as may be assigned to it from time to time by the board of directors.

Compensation Committee. The Compensation Committee consists of Messrs. Weil (Chairman), Campbell and Slepicka and Dr. Ruppert.  None of its members is or has been an officer or employee of our company, and the board of directors has determined that each member of the Compensation Committee is independent as that term is defined in the listing standards for the Nasdaq Global Market.  The Compensation Committee met one time in 2009.  The functions of the Compensation Committee include: (a) evaluating the performance of, and set compensation for, our Chief Executive Officer and other senior management; (b) reviewing and approving the overall executive compensation program for our officers and the officers of our subsidiaries; (c) considering and reviewing compensation levels for services as a member of the board of directors and its committees; (d) making recommendations to the board of directors with respect to new cash-based incentive compensation plans and equity-based compensation plans; and (e) administering and granting awards under the PICO Holdings, Inc. 2005 Long-Term Incentive Plan.  The Compensation Committee’s goals are to attract and retain qualified directors and key executives critical to our long-term success, to reward executives for our long-term success and the enhancement of shareholder value, and to integrate executive compensation with both annual and long-term financial results.  Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met two times in 2009.  Its members consist of Messrs. Langley (Chairman), Campbell, Foulkrod, and Weil.  Messrs. Campbell, Foulkrod and Weil are not and have not been an officer or employee of our company.  In the judgment of the board of directors, Messrs. Campbell, Foulkrod and Weil are independent as that term is defined in the listing standards for the Nasdaq Global Market.  Mr. Langley served as an officer of the company until he resigned effective December 31, 2007.  The functions of the Corporate Governance and Nominating Committee include: (a) identifying, reviewing, evaluating and selecting candidates to be nominated for election to the board of directors; (b) identifying and recommending members of the board of directors to committees; (c) overseeing and implementing the system of the corporate governance of the company; and (d) overseeing the plans and process to monitor, control and minimize our risks and exposures.

Oversight of risk.  Our board of directors as a group is generally responsible for all risk oversight of our company and, as such, has full access to management so that it can maintain open and continuous communication that ensures that the risks associated with the various aspects of our company are appropriately identified and addressed.  In addition, each of our committees oversees a portion of the company’s risk framework and controls.  Our Compensation Committee reviews the risks associated with compensation incentives. Our Audit Committee oversees the risks associated with (a) our financial statements, financial and liquidity risk exposures, including any material and pending legal proceedings, significant transactions, and investment guidelines and performance, (b) fraud, (c) security of and risks related to information technology systems and procedures, and (d) related party transactions and actual and potential conflicts of interests.  Our Corporate Governance and Nominating Committee oversees the policies and procedures related to director and management succession and transition. In carrying out each of their responsibilities in overseeing the company’s policies with respect to risk, the committees discuss the issues with internal personnel and third parties that they deem appropriate.  After such review and discussions, the committees evaluate and report to the full board of directors each of their respective findings and recommendations.  The board of directors is ultimately responsible for the adoption of any such recommendations.

Director nominees.  The Corporate Governance and Nominating Committee works with the board of directors to determine the appropriate characteristics, skills, and experience for the board as a whole and its individual members.  In evaluating the suitability of individual board members, the Governance and Nominating Committee and the board take into account many factors, including:

•	business experience;
•	academic credentials;
•	inter-personal skills;
•	the ability to understand our business;
•	the understanding of the responsibilities of being a director of a publicly held company;
•	corporate experience;
•	prior experience on other boards of directors; and
•	the potential for contributing to our success.

Although we do not currently have a policy with regard to the consideration of diversity in identifying candidates for election to the board, the Corporate Governance and Nominating Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates.  The Corporate Governance and Nominating Committee utilizes a broad conception of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin.  These factors, and others considered useful by the Corporate Governance and Nominating Committee, will be reviewed in the context of an assessment of the perceived needs of the board at a particular point in time.  After assessing the perceived needs of the board, the Corporate Governance and Nominating Committee identifies specific individuals as a potential source of director candidates with relevant experience.  The priorities and emphasis of the Corporate Governance and Nominating Committee and of the board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective board members.  The Corporate Governance and Nominating Committee establishes procedures for the nomination process and recommends candidates for election to the board.  Consideration of new board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the board.  In 2009, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders; however, such recommendations must be submitted in writing to our Corporate Secretary along with the candidate’s resume and any other relevant information.  See “Shareholder Nomination of Directors” below.  Because our Governance and Nominating Committee is not composed entirely of independent directors, any nominations for our board of directors must be approved by a majority of our independent directors.

Audit Committee Financial Experts

Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002, the board of directors has determined that Richard D. Ruppert, M.D. and Kenneth J. Slepicka are “independent” and are each qualified as an audit committee financial expert as defined in Regulation S-K, Item 407 of the United States Securities Exchange Act of 1934, as amended, or Exchange Act.

Directors’ Attendance

In 2009, there were six meetings of the board of directors.  All of the directors attended 75% or more of the aggregate of their respective board and committee meetings.

It is the policy of the board that each director, in the absence of extenuating circumstances, should attend our Annual Meeting in person.  All directors attended our 2009 Annual Meeting.

Shareholder Nomination of Directors

Any shareholder of the company may nominate one or more persons for election as a director at an Annual Meeting of Shareholders if the shareholder complies with the notice, information and consent provisions contained in our bylaws.  We have an advance notice bylaw provision.  In order for the director nomination to be timely for the 2011 Annual Meeting, a shareholder’s notice to our secretary must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the date of the 2010 Annual Meeting.  As a result, any notice for a director nomination given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 14, 2011 and no later than the close of business on February 13, 2011.

If the date of our 2011 Annual Meeting is a date that is not within 30 days before or 60 days after May 14, 2011, the anniversary date of our 2010 Annual Meeting, notice by the shareholder of a proposal must be received no earlier than the close of business on the 120th day before the Annual Meeting and not later than the close of business of (i) the 90th day prior to such Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us.

Shareholder nominations must include the information regarding each nominee required by our bylaws.  A copy of our bylaws is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.  Nominations not made according to these procedures will be disregarded.  The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders, when submitted in writing along with the candidate’s resume and any other relevant information. All candidates (whether identified internally or by a qualified shareholder) who, after evaluation, are then recommended by the Governance and Nominating Committee and approved by the board, will be included in our recommended slate of director nominees in our proxy statement.  A copy of the Corporate Governance and Nominating Committee’s Charter is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.

For information about shareholder proposals (other than nominations of directors), please see “Shareholder Proposals to be Presented at Next Annual Meeting” on page 42 of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee determines our compensation objectives, philosophy and forms of compensation and benefits for our executive officers.  This Compensation Discussion and Analysis discusses and analyzes our executive compensation program and information shown in the executive compensation tables for our fiscal year 2009 that follow.

Our compensation programs are designed to support our business goals and promote economically sustainable growth.  This section of the proxy statement discusses the principles underlying our compensation policies and the practices and decisions of the Compensation Committee with respect to our named executive officers.  For the year ended December 31, 2009, our named executive officers were our President and Chief Executive Officer, John R. Hart, our Executive Vice President and Chief Financial Officer, Maxim C.W. Webb, and our three other most highly compensated executive officers: Richard H. Sharpe, Damian C. Georgino, and W. Raymond Webb.

2009 — The Year In Review

The global financial and economic crises continued to create a very challenging economic environment for us in 2009.  These crises and the related steep decline in investor and business confidence have continued to negatively affect our business results. As described in more detail below, the Compensation Committee, with assistance from its independent compensation consultant, conducted an evaluation of each named executive officer’s compensation at the beginning of 2009.  The Compensation Committee determined that the total compensation opportunities of our named executive officers other than our Chief Executive Officer were below our targeted levels, and that it was in the company’s best interests to provide additional incentive compensation and other amounts to these executive officers for retention purposes.  The Compensation Committee also determined that it was in the company’s best interests for retention purposes to enter into employment agreements with each of Messrs. Sharpe, M. Webb and Georgino in order to formalize our compensation arrangements with each of them.  Based on its evaluation, the Compensation Committee did not make any significant changes to our Chief Executive Officer’s compensation, as it determined that his total compensation opportunities were in line with our targeted levels.

Our Executive Compensation Philosophy and Programs

Our executive compensation philosophy centers on the principle of aligning pay and performance.  We focus on developing an overall executive compensation package that helps to recruit, retain and motivate qualified executives upon whom we rely for our current and future success.

We have designed our compensation programs to achieve the following primary objectives:

•	pay for performance;
•	recruit, retain and motivate the highest quality executive officers who are critical to our success;
•	align the interests of our named executive officers and other employees with those of our shareholders; and
•	promote excellent corporate governance.

The following table lists the principal components of our executive compensation program and the primary purpose of each.

Component	Objectives and Basis	Form
Base salary	Provide base compensation that is competitive for each role.	Cash
Annual incentive awards and bonuses	Annual incentive to drive company and individual performance; attract executive talent and retain executives through potential wealth accumulation.	Cash
Long-term incentives
Long-term incentive to drive company and individual performance and align the interests of our named executive officers and other employees with those of our shareholders; retain and motivate named executive officers through long-term vesting and potential wealth accumulation.
Equity
Retirement benefits	Recruit and retain our named executive officers.	401(k) plan
Deferred Compensation Opportunity	Recruit and retain our named executive officers by offering them an opportunity to defer income tax on amounts deferred.	Non-qualified deferred compensation plan
Insurance and other benefits	Provide for the safety and wellness of our named executive officers.	Various
Termination and severance benefits	Recruit and retain our named executive officers.	Various, including cash and accelerated vesting of long-term incentives

Although we believe each of these seven compensation elements helps us to achieve one or more of our compensation objectives, we believe the combination of total cash compensation opportunities (base salary and annual incentive awards), long-term incentives and termination benefits are the most critical elements for purposes of achieving our compensation objectives.

Our Business and How it Relates to Our Executive Compensation Philosophy

As described under “Item 1. Business” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, we are a diversified holding company.  To maximize long-term shareholder value, our strategic mission is to manage operations to achieve a superior return on net assets by:

•	Building and operating businesses with unique assets that we believe have potential to create significant value; and
•	Acquiring businesses that we identify as undervalued and where our management participation in operations can aid in the recognition of the businesses’ fair value as well as create additional value.

This business strategy requires a management team with demonstrated expertise in asset and business acquisitions, investments of all types of securities (public and private), and financial management and business operations of acquired entities in local as well as international markets.  This team must review, operate, and manage a broad and diversified range of businesses, investments, assets, and operations that currently include water resources and storage, real estate, and insurance, but may include related or unrelated businesses in the future.  In addition, this team must assist in setting strategic direction for each business and the company as a whole.  This team is also responsible for seeking out and investigating new investment and acquisition opportunities as well as coordinating and maintaining good investor relations.

In connection with its evaluation of the named executive officers’ compensation during 2009, the Compensation Committee engaged the Consulting Division of Silverton Bank (formerly known as The Bankers Bank) as its independent consultant to assist it in updating the company’s peer companies.  As in prior years, peer group companies were selected from industry categories that were comparable to our businesses, operations and strategies, with a particular emphasis on companies (i) where management teams must have asset acquisition, investment, operational, and financial management skills similar to those required to implement our strategy, and (ii) in the industries in which we have made acquisitions and conduct operations.

Our peer group for 2009 included the following companies, many of which were also included in our peer group for previous years:

Peer Group Companies
Asset Manager	Broker/Dealer	Investment Company
Affiliated Managers Group, Inc.	BCG Partners, Inc.	Capital Trust, Inc.
Calamos Asset Management, Inc.	Duff & Phelps Corporation	Hercules Technology Growth Capital, Inc.
Cohen & Steers, Inc.	FBR Capital Markets Corp.	Kohlberg Capital Corporation
Eaton Vance Group	GFI Group Inc.	MCG Capital Corporation
Federated Investors, Inc.	Investment Technology Group	Northstar Realty Finance Corp.
GAMCO Investors, Inc.	KBW, Inc.	Redwood Trust, Inc.
Pzena Investment Management, Inc.	Knight Capital Group, Inc.
U.S. Global Investors, Inc.	LaBranche & Co Inc.
Waddell & Reed Financial, Inc.	Oppenheimer Holdings, Inc.
Westwood Holdings Group, Inc.	Piper Jaffray Companies
Stifel Financial Corp.

This peer group includes a broad spectrum of finance, insurance, and real estate organizations (SIC codes 6100 – 6700), but excludes depository and non-depository institutions, insurance brokers and agents, and trusts.  While many additional companies could have been included in the industry categories noted above, we were significantly differentiated from many individual companies in these categories.  For instance, in order to develop competitive market compensation data on similarly sized organizations in comparable industry categories, our peer group generally includes only companies that are similar in size to us, measured by total shareholders’ equity, total assets or market capitalization.  As a result, while we believe we are most similar, in terms of business strategy and the skill set required of management, to larger publicly held companies such as Berkshire-Hathaway, Inc. and Leucadia National Corp., such companies were excluded because their relative size makes any comparison necessarily inappropriate. In addition, many other peer entities whose size and operations are similar to ours were excluded because they are privately held enterprises that do not make their compensation information publicly available.

The Compensation Committee determined that total compensation for our named executive officers should be targeted at the top 25th percentile of our peers.  As we’ve noted, we are a diversified holding company whose businesses, operations, and strategy require a management team with demonstrated expertise in asset and business acquisitions, investments of all types of securities (public and private), and financial management, and business operations of acquired entities in local as well as international markets.  Given the expertise we believe our management team must possess in order to successfully pursue our business strategy, we believe it is necessary to target total compensation for our named executive officers at the top 25th percentile of our peer group.  We believe this level of target compensation allows us to recruit, retain and motivate high quality executives, which is one of the primary objectives of our executive compensation programs.  However, the Compensation Committee has the ability to, and does, exercise discretion to use a different targeted total compensation level if it determines a different targeted compensation level to be appropriate and in the best interests of the company.

The Role of the Compensation Committee in Determining Executive Compensation

Our Compensation Committee is a standing committee.  The Compensation Committee is composed of independent, outside directors within the meaning of Section 162(m) of the United States Internal Revenue Code and independent, non-employee directors within the meaning of Rule 16b-3 of the Exchange Act, who also meet the independence requirements of the Nasdaq Global Market.  John D. Weil is Chairman of our Compensation Committee.  The other Compensation Committee members are Carlos C. Campbell, Richard D. Ruppert, MD, and Kenneth J. Slepicka.

The Compensation Committee is responsible for assuring that all of our executive compensation decisions are developed, implemented, and administered in a way that supports our fundamental philosophy that a significant portion of executive compensation is linked to our performance.  To this end, the committee oversees and administers all of our executive compensation plans and policies, administers the PICO Holdings, Inc. 2005 Long-Term Incentive Plan (including reviewing and approving grants of awards under the 2005 Long-Term Incentive Plan), and annually reviews and approves individual elements of the named executive officers’ total compensation package.

The Compensation Committee reviews and, if appropriate, updates its charter on an annual basis to ensure that it reflects its goals and objectives.  A copy of the Compensation Committee’s Charter is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.

Pursuant to its charter, the Compensation Committee is authorized to engage a compensation consultant to assist it in the evaluation of the compensation of the company’s elected officers, including the named executive officers.  The Compensation Committee engaged the Consulting Services Division of Silverton Bank in connection with its review of the compensation arrangements of our named executive officers in effect for 2009.  Our independent consultant compiled a survey that was intended to compare our 2008 pay levels for our named executive officers with the pay levels in place at our peer group companies, and to analyze our equity based compensation practices for all of our named executive officers.  The Compensation Committee requested that the consultant provide a variety of comparative metrics by which the committee would assess compensation:

(1)
a comparison of the average salaries, average cash compensation, and average equity awards of our named executive officers as a group over the last four years against the executive officers of our peer group companies whose scope of accountability and position in the executive management hierarchy are similar to ours as a group;

(2)
a comparison of the average salaries, average cash compensation, and average equity awards of our named executive officers, excluding our Chief Executive Officer, as a group over the last four years against the executive officers of our peer group companies, excluding their chief executive officers and next most highly compensated named executive officers, whose scope of accountability and position in the executive management hierarchy are similar to ours as a group;

(3)	a comparison of the individual base salary, other cash compensation and equity awards of our Chief Executive Officer against chief executive officers of our peer group companies; and
(4)
a comparison of the individual base salary, other cash compensation and equity awards of each of Messrs. Sharpe, M. Webb, Georgino, and R. Webb against the average compensation of the named executive officers of our peer group companies, in each case, excluding the compensation of their chief executive officer and next most highly compensated executive officer.

Late in 2009, the Committee’s lead independent consultant joined Matthews, Young - Management Consulting, which is a division of Matthews, Young & Associates, Inc., as Director of Executive Compensation Consulting Services.  The Compensation Committee engaged Matthews, Young in connection with its review of the compensation arrangements of our named executive officers in effect for 2010.  Matthews, Young was not engaged to provide any advice or recommendations with respect to the named executive officers’ compensation arrangements in effect for 2009, but will assist the Compensation Committee in comparing our 2009 pay levels for our named executive officers with the pay levels in place at our peer group companies during 2009.  In addition, Matthews, Young assisted us in evaluating whether our compensation policies and practices for all employees create risks that are reasonably likely to have a material adverse effect on the company.

Neither the Compensation Committee nor the company engaged Silverton Bank or Matthews, Young to provide any additional non-executive compensation consulting services to the company during 2009.

In addition to engaging an independent compensation consultant, the Compensation Committee often seeks input from our management.  For example, some of our named executive officers and other officers have from time to time assisted the Compensation Committee in gathering compensation data.  Our human resources department also gathers and reviews major compensation studies and salary surveys and monitors the consumer price index.  Based on the human resources department’s summary of these studies, surveys and reports, the Chief Operating Officer will recommend a cost of living adjustment for the upcoming year to the Compensation Committee.  The cost of living adjustment is the same for all of our directors, officers and employees.  In accordance with NASDAQ rules, however, (i) our named executive officers did not vote on executive compensation matters, and (ii) none of our named executive officers was present when his own compensation was being discussed or approved.

General Determination of 2009 Compensation

During its review of the compensation arrangements of our named executive officers in 2009, the Compensation Committee determined that it was in the company’s best interests for retention purposes to enter into employment agreements with each of Messrs. Sharpe, M. Webb and Georgino.  Prior to 2009, the company’s general policy was not to offer employment agreements to any named executive officer other than our Chief Executive Officer, Mr. Hart, who was at the time determined to be uniquely critical to our success.  The company entered into these employment agreements because it believed it was important for retention purposes to formalize the compensation and severance arrangements for these named executive officers, which had previously been determined in a largely discretionary manner.

The employment agreements entitled Messrs. Sharpe, M. Webb and Georgino to receive 80,000 restricted stock units under our 2005 Long-Term Incentive Plan.  At the same time, Mr. R. Webb was also granted 30,000 restricted stock units.  The Compensation Committee determined to grant this amount of equity awards to these named executive officers because it determined that the overall 2008 compensation of these named executive officers was below market and our targeted levels. The Compensation Committee also wanted to increase the equity holdings of these named executive officers and further align their interests with those of our shareholders, which was why the primary increase in the total 2009 compensation amounts for these executives was in the form of additional equity awards.  Our Chief Executive Officer, Mr. Hart, did not receive any restricted stock unit awards during 2009 because we determined that his overall 2008 and 2009 compensation was generally consistent with our targeted levels.

Elements of Executive Officer Compensation

1.           Annual Cash Compensation

Annual cash compensation comprises two parts: (1) base salary and (2) annual incentive awards and discretionary bonus opportunities.

Base Salary

We believe base salaries are important because they provide a specified minimum level of cash compensation to our named executive officers for their services.  We seek to provide base compensation that is competitive for the duties and responsibilities of our named executive officers.  During 2009, none of our named executive officers received a merit-based increase in his base salary.  The Compensation Committee’s 2009 executive compensation review found that the aggregate base salaries for Messrs. Sharpe, M. Webb, Georgino and R. Webb ranked in the bottom 50th percentile among the aggregate base salaries for other similarly positioned executive officers at our peer group companies.  Each named executive officer’s base salary was increased by a cost of living adjustment of approximately 5.5%.  This cost of living adjustment was the same for all of our directors, officers and employees.

See “—Summary Compensation Table” below for the base salaries paid to our named executive officers during 2009.

Annual Incentive Awards and Discretionary Bonus Opportunities

We provide annual incentive awards that are based on the company’s performance to motivate our named executive officers to increase our book value per share.  These awards motivate our executives and align their interests with those of our shareholders by increasing the executives’ annual compensation as our book value per share increases.  We believe increases in book value per share increases shareholder value by increasing the trading value of our stock.  In determining the incentive award mechanism, the Compensation Committee decided to use our book value per share as a measure for growth because such measure is not as sensitive to short-term market fluctuations and external events beyond our control that may affect the price of our common stock. Our annual incentive awards, if any, are paid in cash, less applicable tax withholdings.

Mr. Hart’s employment agreement provides for incentive compensation when our growth in book value per share exceeds a pre-determined threshold.  Each year’s threshold is equal to 80% of the S&P 500’s annualized total return for the previous five calendar years, but not less than zero.  If our growth in book value per share in a fiscal year exceeds the threshold amount, Mr. Hart is entitled to receive 7.5% of the increase in book value per share over such threshold multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year.  The employment agreements for each of Messrs. Sharpe, M. Webb and Georgino provide that each executive’s annual incentive compensation amount is equal to his base salary multiplied by the ratio of the annual incentive compensation payments (including any discretionary payments) paid to Mr. Hart to Mr. Hart’s base salary.  For example, if Mr. Hart’s total incentive compensation payments equal 50% of his base salary, each of these executives will receive an incentive compensation payment equal to 50% of his base salary.  As a result, the incentive compensation opportunity for each of these executives is indirectly based on the same growth in book value per share metric that is applicable to Mr. Hart.

Unlike the other named executive officers, Mr. R. Webb’s annual incentive awards are discretionary.  In prior years, if Mr. Hart received an annual incentive award under his employment agreement, he generally recommended that all named executive officers be paid an incentive award that was consistent with Mr. Hart’s incentive payment.  As a result, in practice, Mr. R. Webb’s incentive payment follows the same formula as Messrs. Sharpe, M. Webb and Georgino.

For our 2009 incentive compensation calculation, we determined that the threshold percentage (that is, 80% of the S&P’s annualized total return for the five previous calendar years, including 2009) was 0.34%. Based on our performance during 2009, our increase in book value per share was 1.24%, which exceeded the threshold percentage determined for 2009.  As a result, Mr. Hart received a total incentive compensation payment equal to $508,690, equaling approximately 27% of his base salary for 2009.  In accordance with their employment agreements, Messrs. Sharpe, M. Webb and Georgino, each received an incentive payout in the amount of approximately 27% of their respective base salaries.  Mr. R. Webb also received a discretionary incentive payout in the amount of approximately 27% of his base salary for 2009.

Each of these executives is also eligible to receive additional annual incentive awards or annual bonus awards in the discretion of the Compensation Committee.  However, the Compensation Committee determined not to award any additional discretionary incentive awards or bonuses to the named executive officers during 2009.

See “—Summary Compensation Table” below for the incentive compensation payments to our named executive officers for 2009.

2.           Long-Term Incentives

Our policy is that the named executive officers’ long-term incentives should be directly linked to the value provided to our shareholders.  Therefore, 100% of the named executive officers’ long-term incentives are currently awarded in the form of equity instruments reflecting, or valued by reference to, our common stock.  Our long-term incentive plan has been designed to align executive compensation with the long-term interests of our shareholders and to retain our named executive officers through potential wealth accumulation.  Under the 2005 Long-Term Incentive Plan, which was approved by our shareholders on December 8, 2005, the Compensation Committee may award to participants various forms of incentives, including stock appreciation rights, stock options, restricted stock, performance awards, deferred compensation awards, and other stock-based awards.

Prior to 2009, equity award grants to our named executive officers under the 2005 Long-Term Incentive Plan had been made solely in the form of stock-settled stock appreciation rights.  Stock-settled stock appreciation rights have been our preferred equity award because named executive officers will only realize value in these awards if our shareholders realize value on their shares following the grant date.  In this way, the value realized by the named executive officers will be commensurate with the value realized by shareholders from appreciation in our stock price.

While we continue to believe stock-settled stock appreciation rights are an effective equity award tool that helps us achieve many of our executive compensation objectives, we decided to grant equity awards in the form of restricted stock units during 2009.  All of the named executive officers except our Chief Executive Officer were awarded restricted stock units during 2009.  We opted to grant restricted stock units in favor of stock-settled stock appreciation rights for several reasons.  We believe that (i)  “full value” awards such as restricted stock units are less complex than stock-settled stock appreciation rights and easier for recipients to understand the incentive compensation opportunity, (ii) full value restricted stock unit awards are less dilutive than stock-settled stock appreciation rights because we can provide the same aggregate grant date award value while using fewer shares, (iii) full value restricted stock unit awards continue to have retentive value and help to align the interests of our executives with those of our shareholders even in periods of minimal stock price appreciation or stock price decline, (iv) full value restricted stock unit awards are less likely to encourage short-term risk-taking at the expense of long-term results and (v) granting a combination of stock-settled stock appreciation rights and full value awards such as restricted stock units is currently the prevalent practice among our peer group companies based on information provided by Silverton Bank.  In addition, in informal feedback we have received from certain shareholders, these shareholders have expressed a desire for us to award restricted stock units or other full value equity awards so that our named executive officers have their personal wealth affected by the value of our common stock even in periods of minimal stock price appreciation or stock price decline when their stock-settled stock appreciation rights are not “in the money.”

Unlike many of our peer group companies and other public companies, historically we have not granted equity awards to our named executive officers on an annual basis.  For example, prior to the 2009 grants of restricted stock units, none of our named executive officers had received equity awards since 2007 (and our Chief Executive Officer has not received any equity awards since 2007).  Recent changes to the SEC’s disclosure rules now require us to value restricted stock unit and stock-settled stock appreciation right awards in our Summary Compensation Table using the grant date fair value of these awards, rather than using the amount recognized for financial statement reporting purposes to value these awards.  For companies like us that have not granted equity awards to our named executive officers on an annual basis, this change will cause significant year-to-year fluctuations in equity compensation amounts (and as a result, total compensation amounts) reported for our named executive officers.  We will now be required to report much higher equity compensation amounts in years such as 2007 and 2009 when we grant equity awards, while we will no longer be required to report any equity compensation amounts in years like 2008 when we did not grant any equity awards.  Readers should be aware of this change in the disclosure rules, and particularly its potential to cause significant year-to-year fluctuations in the compensation amounts reported by companies like us that have not historically granted equity awards on an annual basis.

See “—Summary Compensation Table” below for the aggregate grant date fair value of the restricted stock units granted to Messrs. Sharpe, M. Webb, Georgino, and R. Webb during 2009.

3.           Retirement and Deferred Compensation Plans

We maintain the PICO Holdings, Inc. 401(k) Employees Retirement Plan and Trust to provide a tax-deferred means to save for retirement.  The named executive officers have the opportunity to participate in this 401(k) plan on the same basis as all of our other employees.

We also maintain a nonqualified deferred compensation plan, which allows our executives to elect to defer compensation they earn and receive the tax benefits associated with delaying the income tax on the compensation deferred.  We do not make any matching or other contributions to the nonqualified deferred compensation plan.  The amounts deferred under the plan are credited with interest, earnings, appreciation, losses and depreciation based on the performance of notional investment funds or benchmarks selected by the participants, and are held in a grantor trust, the assets of which are subject to the claims of our creditors.  We provide the non-qualified deferred compensation plan to be competitive with other employers because we believe most of our peer group companies provide these types of plans.

See “—Nonqualified Deferred Compensation” below for a description of our nonqualified deferred compensation plan and the amounts deferred by our named executive officers thereunder.

4.           Insurance and Other Benefits

We generally provide insurance and other benefits to provide for the safety and wellness of our employees.  These benefits include health insurance, life insurance, dental insurance, vision insurance, and disability insurance, which are available to all employees, including our named executive officers, on a nondiscriminatory basis.  We also provide paid parking for employees in our La Jolla, California office.  We provide these benefits to be competitive with other employers, because we believe most of our peer group companies provide these types of benefits.

5.           Termination and Change in Control

We provide certain termination and change in control benefits to our named executive officers.  We provide these benefits to help recruit and retain our named executive officers, which is one of the primary objectives of our executive compensation program.

Termination Benefits

Mr. Hart.  Mr. Hart is entitled to termination benefits pursuant to the terms of his employment agreement, which was entered into on May 7, 2007 and amended effective January 1, 2009 solely to comply with the requirements of Section 409A of the Internal Revenue Code (no benefits were increased pursuant to the amendment).  Under Mr. Hart’s employment agreement, if Mr. Hart is terminated by the company for any reason other than cause, including death or disability, after January 1, 2009, but prior to December 31, 2012, he (or his beneficiary, as appropriate) will be paid a lump sum equal to $3,686,400 minus the amount of base salary paid to Mr. Hart after January 1, 2009 to the date of termination.  The lump sum amount of $3,686,400 was equal to three times Mr. Hart’s base salary as of the beginning of his May 7, 2007 employment agreement, and was determined based on our negotiations with Mr. Hart in connection with Mr. Hart’s assumption of additional responsibilities upon the retirement of our former Chairman, Mr. Langley.  We continue to believe Mr. Hart’s termination benefits are reasonable, particularly because as a result of the offset for the amount of base salary paid after January 1, 2009, Mr. Hart’s severance amount pursuant to this provision at the end of 2009 would have been less than one times his current base salary (and will continue to decrease in future years).  Mr. Hart (or his beneficiary, as appropriate) will also receive the pro rata portion of any annual incentive award with respect to the year in which his employment is terminated.

In addition, pursuant to his employment agreement, if Mr. Hart terminates his employment for any reason, even if he voluntarily terminates his employment, prior to December 31, 2010, we will be required to pay an additional lump sum payment to him.  This lump sum amount would have been $200,000 had he terminated employment during the calendar year 2009 and decreases to $100,000 for a termination of employment during 2010.  This payment and corresponding reductions of $100,000 per year are based on the Compensation Committee’s determination that the formula for cash-settled stock appreciation rights under our prior long-term incentive plan (the 2003 Long-Term Incentive Plan) improperly reduced the cash bonus when the book value per share increased.

Messrs. Sharpe, M. Webb and Georgino.  As described above, the Compensation Committee determined it was in the company’s best interests for retention purposes to enter into employment agreements with each of Messrs. Sharpe, M. Webb and Georgino during 2009.  Each executive’s employment agreement provides for severance benefits in connection with certain terminations of the executive’s employment with us.  Severance benefits payable for a termination by the company without cause or by the executive for good reason are generally equal to one times the executive’s base salary and average annual bonus, if any, and also include full vesting for any outstanding and unvested equity awards and continued health benefits for 18 months.  If the executive’s termination without cause or for good reason is in connection with a change of control, or if the executive’s employment terminates as a result of the executive’s death or disability, the severance benefits will be increased and will be based on a “2x” multiple (e.g., two times the executive’s base salary and average bonus, if any, and continued health benefits for 24 months).  These severance benefits are in addition to any severance benefits payable under our generally applicable severance benefit plan.  In addition, if any benefit the executive becomes entitled to receive in connection with a change of control is subject to an excise tax applicable to “excess parachute payments” under Section 280G of the Internal Revenue Code and the aggregate excise tax is more than a de minimis amount, the executive will receive a tax gross-up payment to cover such excise taxes.  We determined that it was appropriate to provide these severance benefits in order to retain these executives, which was one of our primary executive compensation objectives during 2009.  We were also advised by our independent compensation consultant, Silverton Bank, that the severance provisions in the new employment agreements were consistent with employment contracts in place at our peer group companies, and therefore Silverton Bank recommended that the new employment agreements include change in control provisions.

Mr. R. Webb.  Mr. R. Webb is not a party to an employment agreement with us, and is therefore only entitled to severance benefits under our generally applicable severance benefit plan.  Benefits under this plan generally include two weeks of base salary for each full year of employment with us if we terminate a participant’s employment for any reason other than cause.

Equity Acceleration Upon a Change in Control

Our 2005 Long-Term Incentive Plan was approved by our shareholders on December 8, 2005, and it has not been materially amended since this date.  Under our 2005 Long-Term Incentive Plan, the default rule is that all outstanding options and stock-settled stock appreciation rights will vest immediately and become fully exercisable upon a change in control.  Further, the vesting conditions, restriction periods or performance goals applicable to any outstanding shares subject to a restricted stock unit award, restricted stock award or other award under our 2005 Long-Term Incentive Plan will be accelerated and/or waived.  We provided for this single trigger accelerated vesting under our 2005 Long-Term Incentive Plan in order that participants might appropriately share in the value they created for our shareholders to the full extent of our prior equity award grants.  While a change in control transaction may accelerate the creation of value for shareholders, it may also eliminate any potential for the executives to realize additional value with respect to their equity awards over the intended vesting period.  We also believe this acceleration feature remains consistent with the practices of our peer group.

See “—Potential Payments upon Termination or Change in Control” for a more detailed description of our termination and change in control benefits for the named executive officers.

Risk Considerations

Recent changes to the SEC’s disclosure rules require us to analyze our compensation policies and practices for our named executive officers as well as those policies and practices in effect for our business segments and all employees, and to provide additional disclosure if the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect on the company.  We engaged Matthews, Young to assist the company and the board of directors in reviewing our compensation policies and practices to determine whether they encourage unnecessary or excessive risk-taking.  Together, we reviewed each plan’s purpose, participation level, assignment of plan administration authority, performance measurement, and incentive award potential.  We also jointly reviewed the competiveness and mix of compensation elements comprising our total executive compensation package.  Matthews, Young prepared a written report, which it reviewed with senior management, including the company’s senior risk officer, who were able to provide valuable insight into our risk profile.  In addition, Matthews, Young reviewed its findings directly with the Compensation Committee.

As a result of our review, we find the following with respect to our risk profile:

•	Incentive plans are well designed, effectively administered, focused on relevant performance measures;
•	Our plans are reasonable with respect to potential compensation levels;
•	Our overall mix of compensation elements is appropriately balanced and achieves a balance of focus on operating versus strategic results;
•
Base salaries for executive officers are sufficiently competitive to eliminate the need for executives to take unnecessary risk in order to earn large incentives necessary to provide adequate cash compensation; and

•
Equity-based compensation levels are competitive and sufficient to provide a balanced focus between short- and long-term priorities and results and does not encourage the taking of short-term risks at the expense of long-term results.

We have concluded that our compensation policies, plans, and practices do not encourage unnecessary or unreasonable risk-taking and do not encourage executives or employees to take risks that are reasonably likely to have a material adverse effect on the Company.

Aligning Shareholder and Executive Interests

We employ a multi-faceted compensation strategy to encourage and reward executives for focusing their efforts on achieving a superior return on net assets over the long term.  Our annual cash incentive plan rewards management for growing book value per share greater than  a competitive threshold growth rate compared to the five-year total shareholder return of S&P 500 companies.  We also employ equity-based compensation plans to more specifically align our executive management’s compensation with shareholders.

Prior to 2009, the only equity based incentives granted to executive management were stock appreciation rights (settled in stock). In 2009, we changed the form of our equity grants for executives from stock appreciation rights to restricted stock units.  Both types of equity-based incentives are sensitive to the movement in the price of our stock.  In order for stock appreciation rights to have compensation value for our executives, our executives must exercise the rights when our stock price is above the exercise price on the date of grant, while the compensation value of restricted stock units increases and decreases with the movement of our stock price regardless of the price of our stock on the date of grant.  Generally, the number of restricted stock units granted to our executives will be significantly less that the number of stock appreciation rights as we manage the effective use of shares available in our plan reserve and align total executive compensation with shareholder interests.

In 2010, the Compensation Committee engaged its independent compensation advisor to assist in reviewing prevailing market practices for stock ownership and retention guidelines and use of equity as long term incentives.  The Committee discussed the effectiveness of stock ownership and stock retention guidelines as a means of complimenting our current compensation strategy for aligning shareholder and executive interests.  During 2010, the Committee will continue this assessment of effective stock ownership and retention guidelines for executive officers and outside directors.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, annual compensation in excess of $1,000,000 to each of a company’s Chief Executive Officer and four other most highly compensated executive officers is not deductible as compensation expense for United States federal income tax purposes unless it satisfies the performance-based compensation exception of Section 162(m).  Stock-settled stock appreciation rights have historically been the preferred type of award under the 2005 Long-Term Incentive Plan in part because they should qualify as performance-based compensation.  However, in structuring the base salaries and annual- and long-term incentive awards for our named executive officers, the company determined that shareholder interests would best be served by not restricting the company’s discretion and flexibility by trying to qualify the named executive officers’ compensation as “performance-based.”  Therefore, the amount of salary, annual incentive awards, and discretionary bonuses and restricted stock unit awards in excess of $1,000,000 to any one of our named executive officers subject to the Section 162(m) limitations will not qualify for a corporate tax deduction for the amount over $1,000,000.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on that review and discussion, the committee has recommended to the board, and the board has approved, that the foregoing Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and our 2010 proxy statement on Schedule 14A.

Compensation Committee:
John D. Weil, Chairman Carlos C. Campbell Richard D. Ruppert, M.D. Kenneth J. Slepicka

Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for services during 2009, 2008 and 2007.  Recent changes to the SEC’s disclosure rules now require us to value stock awards and option awards reported in the following table using the grant date fair value of the awards, rather than using the amount recognized for financial statement reporting purposes to value these awards.  Because of these changes to the disclosure rules, the amounts reported below for option awards in 2008 and 2007 differ from the amounts previously reported in our Summary Compensation Table for 2008 and 2007, respectively, and, as a result, each named executive officer’s total compensation amounts for 2008 and 2007 are also different than the amounts previously reported.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)

John R. Hart	2009	$1,888,703	$508,690		$-0-	$-0-	$-0-	$32,250	$2,429,643
President & Chief Executive	2008	1,790,239	-0-		-0-	-0-	-0-	30,500	1,820,739
Officer	2007	1,228,800	1,500,000	(4)	-0-	7,489,575	-0-	29,500	10,247,875

Richard H. Sharpe	2009	362,323	$97,586		1,580,000	-0-	-0-	32,250	2,072,159
Executive Vice President & Chief	2008	343,434	-0-		-0-	-0-	-0-	30,500	373,934
Operating Officer	2007	327,080	-0-		-0-	-0-	-0-	29,500	356,580

Maxim C. W. Webb	2009	344,510	$92,788		1,580,000	-0-	-0-	32,250	2,049,548
Executive Vice President, Chief	2008	326,550	-0-		-0-	-0-	-0-	30,500	357,050
Financial Officer & Treasurer	2007	268,250	-0-		-0-	308,961	-0-	29,500	606,711

Damian Georgino	2009	329,002	$88,611		1,580,000	-0-	-0-	32,250	2,029,863
Executive Vice President - Corporate Development &	2008	311,850	-0-		-0-	-0-	-0-	309,149	620,999
Chief Legal Officer(5)	2007	96,905	-0-		-0-	3,273,887	-0-	-0-	3,370,792

W. Raymond Webb	2009	232,628	$62,654	(6)	592,500	-0-	-0-	30,384	918,166
Vice President, Investments	2008	220,500	-0-		-0-	-0-	-0-	29,240	249,740
	2007	210,000	-0-		-0-	357,346	-0-	27,533	594,879
_____________________
(1)
Represents the aggregate grant date fair value of awards of stock-settled stock appreciation rights, or SARs, granted in 2007 and awards of restricted stock units granted in 2009.  The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718 (FAS 123R), which disregards any estimate of forfeitures related to service-based vesting conditions for this purpose.  For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in (i) Note 1 (Nature Of Operations And Significant Accounting Policies—Stock-Based Compensation) and Note 8 (Shareholders’ Equity) to our consolidated financial statements for 2009, which are included as part of our Annual Report filed on Form 10-K for the year ended December 31, 2009 and (ii) Note 1 (Nature Of Operations And Significant Accounting Policies—Stock-Based Compensation) and Note 9 (Shareholders’ Equity) to our consolidated financial statements for 2007, which are included as part of our Annual Report filed on Form 10-K for the year ended December 31, 2007.

(2)
As described in more detail in the narrative discussion after the “Grants of Plan-Based Awards” table below, the amounts in 2009 represent each executive’s annual incentive compensation earned in 2009 based on a formula in each officer’s respective employment agreement.

(3)
Amounts in this column include contributions made by us on behalf of the officers to the PICO Holdings, Inc. 401(k) Employees Retirement Plan and Trust and an annual profit-sharing contribution made by us.  In addition, the amount reported for Mr. Georgino in 2008 includes $132,832 in actual third party relocation expense reimbursement, which was grossed-up to $278,650 for income tax purposes, all pursuant to our standard relocation policy.

(4)
This represents a discretionary, one-time cash bonus of $1,500,000 awarded to Mr. Hart in 2008.  On January 15, 2008, the Compensation Committee determined that Mr. Hart was entitled to this bonus for assuming and fulfilling significantly increased responsibilities in 2007 due to the announced retirement in May 2007 of our then Chairman, Mr. Langley, at the end of 2007.  Mr. Hart has elected to defer payment of all of this bonus under our deferred compensation plan.

(5)	Mr. Georgino joined us as Executive Vice President - Corporate Development & Chief Legal Officer in September 2007.
(6)
The amount in 2009 represents a discretionary annual incentive award paid to Mr. R. Webb for 2009.  Although Mr. R. Webb’s annual incentive award is discretionary, it was calculated using the same formula applicable to the annual incentive awards for the other named executive officers.

Grants of Plan-Based Awards

The following table presents information regarding the equity-based and non-equity incentive plan awards granted to the named executive officers during 2009.

Name	Grant Date	Date of Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)(1)	Maximum ($)	(#)(2)	($)(2)
John R. Hart
Annual Bonus Opportunity				508,690			$-0-
Richard H. Sharpe
Restricted Stock Units	3/3/2009	2/26/2009				80,000	1,580,000
Annual Bonus Opportunity				97,586
Maxim C.W. Webb
Restricted Stock Units	3/3/2009	2/26/2009				80,000	1,580,000
Annual Bonus Opportunity				92,788
Damian C. Georgino
Restricted Stock Units	3/3/2009	2/26/2009				80,000	1,580,000
Annual Bonus Opportunity				88,611
W. Raymond Webb
Restricted Stock Units	3/3/2009	2/26/2009		62,654		30,000	592,500
_____________________________
(1)
Represents the annual bonus opportunity for Messrs. Hart, Sharpe, M. Webb and Georgino pursuant to their respective employment agreements.  As described in more detail in the narrative discussion below, each executive’s annual bonus opportunity is directly or indirectly based on a formula, and as a result there are no thresholds, targets or maximums (or equivalent items) to report.  These executives each received an annual bonus payout for 2009 equal to the amounts reported above, which represents approximately 27% of their respective base salaries.

(2)
Represents restricted stock units granted under the 2005 Long-Term Incentive Plan.  The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718 (FAS 123R), which disregards any estimate of forfeitures related to service-based vesting conditions for this purpose.

Annual Bonus Opportunity.  Pursuant to the terms of Mr. Hart’s employment agreement, Mr. Hart is entitled to annual incentive compensation when our growth in book value per share exceeds a pre-determined threshold.  The threshold for each year is calculated as 80% of the S&P 500’s annualized total return for the previous five calendar years (but no less than zero).  If our growth in book value per share in a fiscal year exceeds the threshold amount, Mr. Hart is entitled to receive an amount equal to 7.5% of the increase in book value per share over such threshold multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year.

Pursuant to the terms of the employment agreements for each of Messrs. Sharpe, M. Webb and Georgino, each of these executive officers is entitled to an annual incentive compensation opportunity.  Each executive’s annual incentive compensation amount  is equal to his base salary multiplied by the ratio of the annual incentive compensation payment (including any discretionary  payment) paid to Mr. Hart to Mr. Hart’s base salary.  For example, if Mr. Hart’s total incentive compensation payments equal 50% of his base salary, each of these executives will receive an incentive compensation payment equal to 50% of his base salary. For 2009, Mr. Hart’s total incentive compensation payment was $508,690, equaling approximately 27% of his base salary, and as a result, Messrs. Sharpe, M. Webb and Georgino, each also received an incentive payout in the amount of approximately 27% of their respective base salaries.

Any annual incentive compensation amounts payable to these named executive officers will be paid within 2½ months after the end of the fiscal year in which earned.

Restricted Stock Units.  Pursuant to the terms of the employment agreements for each of Messrs. Sharpe, M. Webb and Georgino, each executive officer was granted 80,000 restricted stock units under the 2005 Long-Term Incentive Plan on March 3, 2009.  R. Webb was also granted 30,000 restricted stock units pursuant to the 2005 Long-Term Incentive Plan on the same date.  Each restricted stock unit represents the right to receive one share of our common stock once the restricted stock units completely vest.

Subject to each executive’s continued employment or service with us, these restricted stock unit grants will vest in their entirety on March 3, 2012 (i.e., a three year “cliff” vest).  Pursuant to the terms of the employment agreements for each of Messrs. Sharpe, M. Webb and Georgino, each of these executive’s restricted stock unit grants will vest earlier upon a termination of the executive’s employment by us without cause, by the executive for good reason, or upon the executive’s death or disability (each as defined in the applicable employment agreement).  All of these restricted stock unit grants will also generally become vested upon a change in control as defined in the 2005 Long-Term Incentive Plan.  Please see “Potential Payments upon Termination or Change in Control” for additional information.

None of these named executive officers is entitled to receive dividends or equivalent payments with respect to his restricted stock unit grants.  Each executive’s restricted stock units will generally be paid in shares of our common stock on the date they become vested.  However, R. Webb’s restricted stock unit grant was amended on April 2, 2009 to permit him to elect to defer his receipt of payment in respect of his restricted stock units until a future payment date that complies with the requirements of Section 409A of the Internal Revenue Code.  Such deferral opportunity was not available under Section 409A of the Internal Revenue Code to Messrs. Sharpe, M. Webb and Georgino.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not maintain any qualified or non-qualified defined benefit pension plans.  Executive officers, however, may make voluntary deferrals of salary, bonus and other cash compensation through our nonqualified deferred compensation plan.  We do not make any matching or other contributions to the nonqualified deferred compensation plan.  Amounts deferred under the plan therefore have already been earned, but participating executives have chosen to defer receipt of the cash payment under the terms of the plan.

Each named executive officer who chooses to defer compensation under the plan may elect, in accordance with Section 409A of the Internal Revenue Code, to receive payment in the form of a lump sum on a date certain or on separation from service, or in the form of up to ten substantially equal annual installments beginning on a certain date or separation from service. Payment will automatically be made in a lump sum upon the executive’s death.  Payment under the plan may also be made in connection with an unforeseeable emergency or certain terminations of the plan.

Amounts deferred under the plan are credited with interest, earnings, appreciation, losses and depreciation based on the performance of notional investment funds or benchmarks.  We select the menu of the notional investment vehicles that are available under the plan; however, the individual executives select the specific investment options for their deferrals under the plan.  Executives may generally change their investment elections at any time, subject to the administrative procedures established under the plan from time to time.  During 2009, the returns for the investment options under the plan selected by the named executive officers ranged from 21% to 29%.

Nonqualified Deferred Compensation

The following table presents information regarding the contributions to and earnings on the named executive officers’ deferred compensation balances during 2009, and also shows the total deferred amounts for the named executive officers at the end of 2009.

Name	Executive Contributions In 2009 ($)(1)	Registrant Contributions In 2009 ($)	Aggregate Earnings In 2009 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2009 ($)(1)

John R. Hart	$-0-	$-0-	$4,136,021	$1,890,073	$22,713,612
Richard H. Sharpe	-0-	-0-	314,731	202,044	2,428,340
Maxim C.W. Webb	-0-	-0-	443,220	-0-	1,835,922
Damian C. Georgino	-0-	-0-	-0-	-0-	-0-
W. Raymond Webb	-0-	-0-	332,952	-0-	1,869,586
_____________________________
(1)
The balances shown in this table represent compensation already reportable in the Summary Compensation Table in this and prior proxy statements, except for amounts attributable to aggregate earnings, which are not reportable in the Summary Compensation Table because we do not provide above market or preferential earnings on nonqualified deferred compensation.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the outstanding equity awards for our named executive officers as of December 31, 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John R. Hart	838,356	(1)	-0-		$33.76	(1)	12/12/2015			$
	419,178	(2)	-0-		42.71	(2)	8/2/2017
Richard H. Sharpe	190,454	(1)	-0-		33.76	(1)	12/12/2015	80,000	(3)		2,618,400	(3)
Maxim. C.W. Webb	163,799	(1)	-0-		33.76	(1)	12/12/2015	80,000	(3)		2,618,400	(3)
	17,292	(2)	-0-		42.71	(2)	8/2/2017
Damian C. Georgino	115,293	(4)	57,646	(4)	44.69	(4)	9/4/2017	80,000	(3)		2,618,400	(3)
W. Raymond Webb	48,000	(1)	-0-		33.76	(1)	12/12/2015	30,000	(3)		981,900	(3)
	20,000	(2)	-0-		42.71	(2)	8/2/2017
_____________________________
(1)
Represents stock-settled stock appreciation rights, or SARs, granted to certain of our named executive officers on December 12, 2005 pursuant to our 2005 Long-Term Incentive Plan.  These SARs immediately vested on the grant date. The amounts reported for R. Webb reflect the exercise of 12,000 SARs during 2008 of the originally granted 60,000 SARs.  The number of shares issued upon exercise of the SARs will be based on the net exercise value (that is, the market value price per share on the date of exercise minus the exercise price of $33.76) times the number of SARs exercised, minus applicable taxes.

(2)
Represents SARs granted to certain of our named executive officers on August 2, 2007 pursuant to our 2005 Long-Term Incentive Plan.  One-third of the SARs immediately vested on the grant date, one-third vested on August 2, 2008, and one-third vested on August 2, 2009.  The number of shares issued upon exercise of the SARs will be based on the net exercise value (that is, the market value price per share on the date of exercise minus the exercise price of $42.71) times the number of SARs exercised, minus applicable taxes.

(3)
Represents restricted stock units granted to certain of our named executive officers on March 3, 2009 pursuant to our 2005 Long-Term Incentive Plan.  Subject to the executive’s continued employment or service with us, these restricted stock units will vest in their entirety on March 3, 2012, and may also vest earlier in connection with certain terminations of employment or a change in control.  The market value of the restricted stock units reported above is based on the closing market price of our common stock on December 31, 2009.

(4)
Represents SARs granted to Mr. Georgino on September 4, 2007 pursuant to our 2005 Long-Term Incentive Plan.  One-third of these SARs vested on September 4, 2008, one-third vested on September 4, 2009 and one-third will vest on September 4, 2010, subject to Mr. Georgino’s continued employment or service with us through that date.  These SARs may also vest earlier in connection with certain terminations of employment or a change in control.  The number of shares issued upon exercise of the SARs will be based on the net exercise value (that is, the market value price per share on the date of exercise minus the exercise price of $44.69) times the number of SARs exercised, minus applicable taxes.

Potential Payments upon Termination or Change in Control

The following section describes the benefits that may become payable to the named executive officers in connection with their termination of employment with the company, or in connection with a change in control of the company.  All of the severance and other benefits described in this section will be paid or provided by the company.  In addition to the amounts presented below, the named executive officers may be entitled to the benefits quantified and described above under “Nonqualified Deferred Compensation.”  The named executive officers may also be entitled to additional severance benefits under our severance benefit plan, which is generally available to all salaried employees and provides for two weeks of base salary for each full year of employment with us upon a termination by us for any reason other than cause.  Please see our “—Compensation Discussion and Analysis” for a discussion of how the payments and benefits presented below were determined.

2005 Long-Term Incentive Plan — The 2005 Long-Term Incentive Plan contains change in control provisions that generally apply to awards that have been granted under the plan, including awards granted to the named executive officers.  Upon a change in control, all outstanding options and stock-settled stock appreciation rights, or SARs, will generally vest immediately and become fully exercisable.  Further, the vesting conditions, restriction periods or performance goals applicable to any shares subject to an outstanding restricted stock award, restricted stock unit award or other award will be accelerated and/or waived upon a change in control.  Generally, a change in control under the 2005 Long-Term Incentive Plan occurs if:  (1) the members of the board of directors serving as of December 8, 2005 (including any director serving thereafter whose election by the shareholders was approved by at least a majority of the then serving directors) cease to constitute at least a majority of the members of the board; (2) certain entities, directly or indirectly, become beneficial owners of more than 50% of the voting power of our outstanding common stock; (3) we merge or combine with or into another entity in which our shareholders will own less than 50% of the voting power of the surviving business entity after the merger or combination; (4) we sell or dispose of substantially all of our assets to another entity in which our shareholders will own less than 50% of the voting power after the sale or disposition; or (5) we liquidate or dissolve.

As indicated in the Outstanding Equity Awards at Fiscal Year-End table above, the only awards held by our named executive officers at the end of 2009 were SARs and restricted stock units.  Using the “in-the-money” value model, the value of the SARs awarded to our named executive officers (assuming a change in control had occurred as of December 31, 2009) would be $0 because the exercise price of all SARs granted before December 31, 2009 was greater than $32.73, the closing price of our stock on the Nasdaq Global Market on December 31, 2009.  The value of the restricted stock units awarded during 2009 to Messrs. Sharpe, M. Webb, Georgino and R. Webb (assuming a change in control had occurred as of December 31, 2009 and based on the $32.73 closing price of our stock on this date) is quantified in the table below.

Termination and Severance — We have entered into employment agreements with Messrs. Hart, Sharpe, M. Webb and Georgino.  Each agreement provides for potential severance and other termination benefits that will become payable upon certain terminations of the executive’s employment during the term of the employment agreement.  Mr. R. Webb is not a party to an employment agreement with us, and therefore is only entitled to termination benefits under our severance benefit plan, which is generally available to all salaried employees.

Mr. Hart.  Under Mr. Hart’s employment agreement, if Mr. Hart’s employment is terminated by the company for any reason other than cause (as defined in the employment agreement), including death or disability, after January 1, 2009, but prior to December 31, 2012, he (or his beneficiary, as appropriate) will be paid a lump sum equal to $3,686,400 minus the amount of base salary paid to Mr. Hart after January 1, 2009 to the date of termination.  In addition, upon such a termination of employment, Mr. Hart (or his beneficiary, as appropriate) would receive the pro rata portion of any annual incentive award with respect to the year in which his employment is terminated.  If we had terminated Mr. Hart’s employment for any reason other than cause, including death or disability, on December 31, 2009, we would have been required to pay him $1,797,697 (which includes the pro rata annual incentive award component).

Also, if Mr. Hart terminates his employment for any reason prior to December 31, 2010, we will be required to pay a lump sum payment to him.  This lump sum amount would have been $200,000 had he terminated employment during the calendar year 2009, and decreases to $100,000 for a termination of employment during 2010.

Messrs. Sharpe, M. Webb and Georgino.  Under the employment agreement for each of Messrs. Sharpe, M. Webb and Georgino, if the executive officer’s employment is terminated for any reason, including death or disability (as defined in the applicable employment agreement), the executive officer will be entitled to (a) unpaid and accrued base salary up to the effective date of termination; (b) unpaid, but earned and accrued annual cash incentive award for any completed fiscal year; (c) payout of accrued, but unused vacation; (d) benefits and compensation pursuant to the terms of other employee benefit and compensation agreements and plans applicable to the executive officer as of the date of termination; (e) certain unreimbursed business expenses; and (f) rights to indemnification. In addition, the executive officer may be eligible for severance benefits as described below.

In addition to the other termination benefits described above, each of Messrs. Sharpe, M. Webb and Georgino may be entitled to receive other severance benefits depending on the reason for the termination of his employment, as described below.

(1)  Without Cause/With Good Reason.  If any of Messrs. Sharpe, M. Webb and Georgino is terminated without cause (as defined in the applicable employment agreement) on or before the expiration or termination of the employment agreement, or if such executive officer resigns for good reason (as defined in the applicable employment agreement), then, as of the termination date, the executive officer will be entitled to receive:  (a) a lump sum payment equal to 12 months of base salary plus an amount equal to the target amount (as defined below), if any; (b) immediate and full vesting for any outstanding and unvested equity awards (other than any awards that vest based on performance); and (c) reimbursement for any premiums paid for continued health benefits for the executive officer and his eligible dependents (if covered under such plans) until the earlier of (i) 18 months or (ii) the date upon which such executive officer and his eligible dependents become covered under similar plans.  The target amount for any year is the average annual cash incentive award earned by or awarded to the executive officer for the lesser of (i) the preceding five years or (ii) the number of years the executive officer has been employed by us.

(2)  Change of Control/Death/Disability.  If such executive officer is terminated without cause on or before the expiration or termination of the employment agreement, or if such executive officer resigns for good reason, and the termination is in connection with a change of control, or upon death or disability, then the executive officer will be entitled to receive: (a) a lump sum payment equal to 24 months of base salary plus an amount equal to two times the target amount, if any, for the year in which the termination occurs; (b) immediate and full vesting for any outstanding and unvested equity awards; and (c) reimbursement for any premiums paid for continued health benefits for the executive officer and his eligible dependents (if covered under such plans) until the earlier of (i) 24 months or (ii) the date upon which such executive officer and his eligible dependents become covered under similar plans.  In addition, if any payment or benefit to which the executive officer becomes entitled is subject to an excise tax applicable to “excess parachute payments” under Section 280G of the Internal Revenue Code upon a change of control, and the aggregate amount of such excise taxes is more than a de minimis amount, the executive officer will receive a tax gross-up payment with respect to such excise taxes.

Under the employment agreements of Messrs. Sharpe, M. Webb and Georgino, a change of control generally occurs when:  (a) we merge or consolidate with or into another corporation in which our shareholders will own less than 50% of the voting power of the surviving business entity after the merger or consolidation; (b) our shareholders approve, or if the approval is not required, our board approves, of a plan to liquidate us or an agreement to sell or dispose of all or substantially all of our assets; (c) certain entities, directly or indirectly, become beneficial owners of more than 50% of the voting power of our outstanding common stock; or (d) the members of the board of directors serving as of March 3, 2009 (including any director serving thereafter whose election by the shareholders was approved by at least a majority of the then serving directors) cease to constitute at least a majority of the members of the board.

In order to receive these additional severance benefits, the employment agreements for each of Messrs. Sharpe, M. Webb and Georgino require the executive officer to comply with preventive covenants that restrict the executive officer from competing with us or soliciting our employees for one year after his termination of employment.

Estimated Potential Payments for Messrs. Sharpe, M. Webb, Georgino and R. Webb.  The following table lists the estimated amounts that would have become payable to each of Messrs. Sharpe, M. Webb and Georgino pursuant to their employment agreements under the circumstances described above assuming that the applicable triggering event occurred on December 31, 2009.  The following table also lists the estimated value of the restricted stock units awarded during 2009 to Messrs. Sharpe, M. Webb, Georgino and R. Webb assuming a change in control occurred on December 31, 2009.  For purposes of presenting the estimated value of the excise tax gross-up payments, we have assumed that the employment agreements for Messrs. Sharpe, M. Webb and Georgino were not entered into contingent on the occurrence of a change of control.  The tax gross-up payments listed below would only become payable in connection with a change of control.

Name & Triggering Event	Estimated Value of Cash Severance Payments ($)	Estimated Value of Equity Award Acceleration ($)	Estimated Value of Continued Health Benefits ($)	Estimated Value of Excise Tax “Gross Up” ($)	Total ($)
Richard H. Sharpe
Without Cause or Good Reason (No Change of Control)	$572,398	$2,618,400	$22,500	$-0-	$3,213,298
Death, Disability or Without Cause or Good Reason in Connection with a Change of Control	1,144,796	2,618,400	30,000	687,240	4,480,436
Change in Control (No Termination)	-0-	2,618,400	-0-	-0-	2,618,400
Maxim C.W. Webb
Without Cause or Good Reason (No Change of Control)	476,671	2,618,400	22,500	-0-	3,117,571
Death, Disability or Without Cause or Good Reason in Connection with a Change of Control	953,342	2,618,400	30,000	707,689	4,309,431
Change in Control (No Termination)	-0-	2,618,400	-0-	-0-	2,618,400
Damian C. Georgino
Without Cause or Good Reason (No Change of Control)	329,002	2,618,400	45,000	-0-	2,992,402
Death, Disability or Without Cause or Good Reason in Connection with a Change of Control	658,004	2,618,400	60,000	616,190	3,952,594
Change in Control (No Termination)	-0-	2,618,400	-0-	-0-	2,618,400
W. Raymond Webb
Change in Control (No Termination)	-0-	981,900	-0-	-0-	981,900

DIRECTOR COMPENSATION

During 2009, our non-employee directors received the following annual cash compensation for their services: (1) an annual retainer of $36,925 (the Chairman of the Audit Committee and the other members of the Audit Committee each received an additional annual retainer of $10,550 and $5,275, respectively) and (2) a fee of $2,110 for each board of directors or committee meeting attended by the director in person or by telephone.  In addition, any non-employee director attending an educational activity or seminar on our behalf received a fee of $1,055 per day plus expenses.  The Chairman of the board of directors received an additional $42,200.  During 2009, non-employee directors serving on the date of our Annual Meeting also received annual restricted stock awards under the 2005 Long-Term Incentive Plan with respect to 700 shares of our common stock, with vesting to occur one year later if the individual is still serving as a director on that date.  Pro-rated restricted stock awards were granted during 2009 to directors joining the board after the date of our Annual Meeting, with such pro-rated awards vesting one year after the grant date if the individual is still serving as a director on that date.

For our non-employee directors, cash retainers and fees increase by the same percentage applicable to the company’s employees in an amount determined to approximate a cost of living adjustment, as determined by the Compensation Committee.  For 2010, the Compensation Committee determined that the cost of living adjustment would be 4% over 2009.

Our non-employee directors do not currently participate in any of our deferred compensation plans. However, in prior years, some of our directors did have the option, but were not required, to defer all or a portion of their board of directors or committee fees under a deferred compensation plan.  The assets of this director deferred compensation plan are held in a grantor trust subject to the claims of our creditors.  If a director opted to defer his fees in the deferred compensation plan, the trustee used such amounts to make open market purchases of our common stock within two weeks of the deposit of such amounts.  The only asset permitted in the directors’ deferred compensation grantor trust is our common stock.  For the year ended December 31, 2009, we did not maintain a defined benefit pension plan for directors.

The following table sets forth compensation earned during the last fiscal year by each non-employee director who served during 2009:

Director Compensation Table For 2009

Name	Fees Earned Or Paid In Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Carlos C. Campbell	$72,795	$20,209	$93,004
S. Walter Foulkrod, III, Esq.	70,685	20,209	90,894
Ronald Langley	53,805	20,209	74,014
Kristina M. Leslie(1)	33,817	15,964	49,781
Richard D. Ruppert, MD	74,776	20,209	94,985
Kenneth J. Slepicka	75,037	20,209	95,246
Julie H. Sullivan, Ph.D.(1)	35,927	15,964	51,891
John D. Weil	96,005	20,209	116,214
_____________________________
(1)	Ms. Leslie and Dr. Sullivan were each elected to fill newly-created directorships effective on August 6, 2009.
(2)
Represents the aggregate grant date fair value of the restricted stock awards granted to the directors in 2009.  The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718 (FAS 123R), which disregards any estimate of forfeitures related to service-based vesting conditions for this purpose.  For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in Note 1 (Nature Of Operations And Significant Accounting Policies—Stock-Based Compensation) and Note 8 (Shareholders’ Equity) to our consolidated financial statements for 2009, which are included as part of our Annual Report filed on Form 10-K for the year ended December 31, 2009.

(3)
On May 15, 2009, the Compensation Committee granted restricted stock awards under the 2005 Long-Term Incentive Plan with respect to 700 shares of our common stock to each non-employee director serving on the date of our Annual Meeting.  Accordingly, 700 restricted shares were issued on May 15, 2009 to Messrs. Weil, Campbell, Foulkrod, Langley, Slepicka, and Dr. Ruppert.  These restricted stock awards will vest on May 15, 2010 provided the individual is still serving as a director on that date.  In connection with their election as directors in August 2009, Dr. Sullivan and Ms. Leslie each received a pro-rated grant of restricted stock awards with respect to 543 shares that will vest in August 2010, provided that the individual is still serving as a director on that date. Each director’s restricted stock awards may also vest earlier in connection with a change in control.  The amounts reported in the table above represent the full grant date fair value of the restricted stock awards granted to each director during 2009, and each director only received one such grant as described in this footnote.  At the end of 2009, the only unvested stock awards held by each director were the shares subject to the director’s 2009 restricted stock awards described in this footnote.  No directors had any outstanding stock options at the end of 2009, and the number of outstanding stock appreciation rights, or SARs, held by the directors at the end of 2009 was as follows: Mr. Campbell (5,000), Mr. Foulkrod (5,000), Mr. Langley (0), Ms. Leslie (0), Dr. Ruppert (5,000), Mr. Slepicka (5,000), Dr. Sullivan (0) and Mr. Weil (5,000).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 15, 2010, with respect to the beneficial ownership of our common stock by (i) each person who we know to be the beneficial owner of more than 5% of our common stock based upon Schedule 13G and Schedule 13D reports filed with the Securities and Exchange Commission, (ii) each of our directors and director nominees, (iii) each “named executive officer” listed in our Summary Compensation Table, and (iv) all of our current executive officers and directors as a group.

Unless otherwise indicated, the business address for each person is 875 Prospect Street, Suite 301, La Jolla, CA 92037.  The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.  Except as otherwise noted, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws.  As of March 15, 2010, 22,595,678 shares of our common stock were outstanding.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percentage Ownership of Shares
Directors and Named Executive Officers
John R. Hart(1)	25,092	*
Carlos C. Campbell(2)	2,400	*
S. Walter Foulkrod, III, Esq.(3)	4,303	*
Ronald Langley(4)	22,070	*
Kristina M. Leslie(5)	543	*
Richard D. Ruppert, MD(6)	7,698	*
Kenneth J. Slepicka(7)	1,400	*
Julie H. Sullivan, Ph.D.(8)	543	*
John D. Weil(9)	982,183	4.3%
Richard H. Sharpe(10)	8,625	*
Maxim C. W. Webb(11)	1,731	*
Damian C. Georgino(12)	1,464	*
W. Raymond Webb(13)	60	*
Executive Officers and Directors as a Group (13 persons) (14)	1,058,112	4.7%
5% Shareholders
FMR LLC (15) 82 Devonshire Street, Boston, MA 02109	2,307,820	10.2%
Royce & Associates, LLC(16) 745 Fifth Avenue, New York, NY 10151	1,601,744	7.1%
Artisan Partners Holdings LP(17) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	1,201,731	5.3%
_____________________
*           Represents less than 1% of the issued and outstanding shares of common stock as of the date of this table.

(1)
Represents 25,070 shares held in our 401(k) plan and 22 shares held directly.  The number of shares shown above does not include 19,940 shares held in a deferred compensation plan grantor trust for Mr. Hart. Union Bank, N.A., as trustee of the grantor trust, has sole voting power over such shares.

(2)
Includes 700 shares of restricted stock awards that will not vest until May 15, 2010. The number of shares shown above does not include 2,644 shares held in a deferred compensation plan grantor trust for Mr. Campbell.  Union Bank, N.A., as trustee of the grantor trust, has sole voting power over such shares.

(3)	Includes 700 shares of restricted stock awards that will not vest until May 15, 2010.
(4)	Also includes 20,107 shares held in an individual retirement account and 700 shares of restricted stock that will not vest until May 15, 2010.
(5)	Includes 543 shares of restricted stock awards that will not vest until August 11, 2010.
(6)	Includes 700 shares of restricted stock awards that will not vest until May 15, 2010. Dr. Ruppert shares voting and investment power with his wife.
(7)	Represents 700 shares of restricted stock awards that will not vest until May 15, 2010.
(8)	Represents 543 shares of restricted stock awards that will not vest until August, 2010.
(9)
Includes 954,719 shares owned by Woodbourne Partners, L.P., which Mr. Weil controls and has sole voting power over such shares.  Also includes 26,041 shares held by Mr. Weil’s spouse and other family members and 700 shares of restricted stock awards that will not vest until May 15, 2010.  The number of shares shown above does not include 8,084 shares held in a deferred compensation plan grantor trust for Mr. Weil.  Union Bank, N.A., as trustee of the grantor trust, has sole voting power over such shares.

(10)
Includes 3,587 shares held in our 401(k) plan and 2,521 held in an individual retirement account.  Does not include 80,000 restricted stock units that were granted on March 3, 2009, but will not vest until March 3, 2012 and only if such person remains employed by us on such vesting date.

(11)
Includes 1,290 shares held in our 401(k) plan.  Does not include 80,000 restricted stock units that were granted on March 3, 2009, but will not vest until March 3, 2012 and only if such person remains employed by us on such vesting date.

(12)
Includes 100 shares held in a trust for which Mr. Georgino serves as trustee and has sole voting and investment power, 1,000 shares held in an individual retirement account and 364 shares held in our 401(k) plan.  Does not include 80,000 restricted stock units that were granted on March 3, 2009, but will not vest until March 3, 2012 and only if such person remains employed by us on such vesting date.

(13)	Does not include 30,000 restricted stock units that were granted on March 3, 2009, but will not vest until March 3, 2012 and only if such person remains employed by us on such vesting date.
(14)	Includes 5,286 unvested restricted stock awards. Does not include 270,000 unvested restricted stock units.
(15)
Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 16, 2010. FMR LLC, a parent holding company, filed the Schedule 13G report.  FMR LLC has the sole dispositive power of 2,307,820 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 2,150,550 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940.  FMR LLC also owns Fidelity Dividend Growth Fund, which owns 1,440,314 shares of our outstanding common stock. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through their control of Fidelity Management & Research Company, each have sole power to dispose of the 2,150,550 shares owned by its funds.  Family members of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. All of FMR LLC’s Series B voting common shares, including the family members of Edward C. Johnson 3d, have entered into a shareholders’ voting agreement, under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, the family members may be deemed to form a controlling group with respect to FMR LLC.  Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees.  Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.  Pyramis Global Advisors Trust Company, 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the United States Securities Exchange Act of 1934, is the beneficial owner of 157,270 shares of our outstanding common stock as a result of its serving as an investment manager of institutional accounts owning such shares.  Edward C. Johnson 3d and FMR LLC, through their Pyramis Global Advisors Trust Company, each has sole power to dispose of the 157,270 shares and sole power to vote or to direct the voting of 135,410 shares of our common stock owned by such institutional accounts.

(16)
Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on January 26, 2010.  The Schedule 13G reports that Royce & Associates, LLC is an investment advisor.  In its role as an investment advisor, Royce & Associates, LLC may be deemed to be the beneficial owner of such shares.  Royce & Associates, LLC beneficially owns and has sole voting power and sole dispositive power for 1,601,744 of our shares.

(17)
Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 11, 2010.  The Schedule 13G reports the following persons have shared voting power for 1,099,073 shares and shared dispositive power for 1,201,731 shares of our common stock: Artisan Partners Holdings LP, an investment adviser; Artisan Investment Corporation; ZFIC, Inc.; Andrew A. Ziegler; and Carlene M. Ziegler.  Artisan Partners Limited Partnership, an investment adviser, and Artisan Investments GP LLC have shared voting power for 1,079,100 shares and shared dispositive power of 1,181,758 shares of our common stock.  Artisan Funds, Inc., an investment company under section 8 of the United States Investment Company Act, has shared voting power for 734,100 shares and shared dispositive power for 734,100 shares of our common stock.  Artisan Partners Holdings LP is the sole limited partner, and Artisan Investments GP LLC is the general partner, of Artisan Partners Limited Partnership.  Artisan Investment Corporation is the general partner of Artisan Partners Holdings.  ZFIC Inc. is the sole stockholder of Artisan Investment Corporation.  Mr. and Mrs. Ziegler are the principal stockholders of ZFIC, Inc.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain only one equity compensation plan, the 2005 Long-Term Incentive Plan, which was approved by our shareholders on December 8, 2005.  The following table sets forth information with respect to the number of shares of common stock subject to outstanding awards and remaining available for issuance under the 2005 Long-Term Incentive Plan as of December 31, 2009.  For more details regarding our 2005 Long-Term Incentive Plan, see “Executive Compensation—Elements of Executive Officer Compensation—2. Long-Term Incentives.”

	(a)	(b)	(c)
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans approved by security holders(1)	2,295,018	$36.89	202,232
Equity Compensation Plans not approved by security holders(2)	-0-	-0-	-0-
______________________
(1)
Represents the total number of underlying shares that could be issued upon the exercise of the stock-settled stock appreciation rights, or SARs, or the vesting of restricted stock units, granted and awards available for future issuances under our 2005 Long-Term Incentive Plan.  In accordance with SEC disclosure rules, the weighted-average exercise price reported in column (b) does not take into account restricted stock units because they have no exercise price.  The actual number of shares to be issued to a grantee who exercises each SAR will be based on the net exercise value (that is, the market value price per share of our stock on the date of exercise, minus the exercise price) times the number of SARs exercised, minus applicable taxes withheld in the form of shares.  The actual number of shares to be issued to a grantee of vested restricted stock units will be based on the total number shares of stock issued at vesting, minus applicable taxes withheld in the form of shares.  At December 31, 2009, none of the outstanding stock-settled SARs issued under our 2005 Long-Term Incentive Plan were in-the-money and therefore no additional shares would be issued upon assumed exercise of the SARs.  Of the 1,995,018 SARs we have outstanding, 1,937,372 have vested as of December 31, 2009.  The following table illustrates the number of common shares that would be issued (after payment of all applicable withholding taxes assuming a 40% withholding tax rate) on assumed exercise of all 1,995,018 stock-settled SARs outstanding as of December 31, 2009 based on the following assumed PICO common stock share price:

Assumed Price Per Share of PICO Common Stock on Date of Exercise of SARs	Number of PICO Common Shares That Would Be Issued on Assumed Exercise of All Granted SARs
$20.00	0
$25.00	0
$30.00	0
$35.00	28,391
$40.00	125,013
$45.00	215,372
$50.00	313,860
$55.00	394,146

We have granted a total of 300,000 restricted stock units to executives in 2009 pursuant to the 2005 Long-Term Incentive Plan.  None of these restricted stock units vest until March 2012.  In addition the Compensation Committee granted restricted stock awards of 700 shares each in May 2009 to the following non-employee directors:  Messrs. Weil, Campbell, Foulkrod, Langley, Slepicka, and Dr. Ruppert.  These restricted stock awards vest in May 2010.  In connection with their election as non-employee directors in August 2009, Dr. Sullivan and Ms. Leslie each received a pro-rated grant of restricted stock awards for 543 shares that will vest in August 2010.  In total, we have granted to our non-employee directors restricted stock awards for 9,486 shares.  In accordance with SEC disclosure rules, these restricted stock awards are not reported on column (a).

(2)	We have no equity compensation plans that have not been approved by our shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Related Persons Transactions

Pursuant to our rights offering in March 2000, PICO Equity Investors, L.P., an investment partnership, acquired 3,333,333 newly issued shares of our common stock that were not subscribed for in the rights offering.  PICO Equity Investors, L.P. is managed by its general partner, PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC is owned equally by our director and former Chairman, Mr. Langley, our President, Chief Executive Officer and director, Mr. Hart and our director and Chairman, Mr. Weil.

PICO Equity Investors Management, LLC exercised all voting and investment decisions with respect to our shares that were owned by PICO Equity Investors, L.P.  The interest of PICO Equity Investors Management, LLC in any profits and losses earned on its investment in our company were proportional to the capital contributions made to PICO Equity Investors, L.P. by its partners.  That is, aggregate capital contributions to PICO Equity Investors, L.P. of $50,001,000 was composed of capital contributions of $1,000 from PICO Equity Investors Management, LLC and $50,000,000 from the sole limited partner of PICO Equity Investors, L.P., an unaffiliated entity. Accordingly, PICO Equity Investors Management, LLC received 1,000/50,001,000 of any profits and losses earned.

During 2009, there were no other fees or other management compensation of any kind payable to Mr. Langley, Mr. Hart or Mr. Weil in their capacities as members of PICO Equity Investors Management, LLC.  PICO Equity Investors Management, LLC, as general partner, and the sole limited partner of PICO Equity Investors, L.P. made aggregate capital withdrawals of our common stock of 833,333 shares effective May 23, 2006, 833,333 shares effective May 29, 2007, 833,333 shares effective June 27, 2008 and 833,333 shares effective June 25, 2009. In each such withdrawal, PICO Equity Investors Management, LLC received 17 shares and the sole limited partner received 833,316 shares. Because the final distribution of PICO Equity Investors, L.P. had been made on June 25, 2009, PICO Equity Investors Management, LLC dissolved in December 2009.  As a result of the dissolution, 23 shares of our common stock were distributed to Mr. Weil, 23 shares of our common stock were distributed to Mr. Langley, and 22 shares of our common stock were distributed to Mr. Hart.

Procedures for Approval of Related Persons Transactions

To ensure the broadest possible compliance with the Nasdaq Global Market listing standards and Regulation S-K, Item 404, the Audit Committee has adopted a policy in which it will review for approval all transactions or proposed transactions (1) in which we are a participant, (2) in which the value of the transaction or proposed transactions exceeds $1.00, and (3) in which we or our directors or director nominees, officers, 5% shareholders, consultants or employees will have an interest, which need not be material.  After reviewing a particular transaction or proposed transaction, management and the Audit Committee will determine if disclosure in our public filings is necessary and appropriate under Item 404.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

Messrs. Weil, Campbell, and Slepicka and Dr. Ruppert serve as members of the Compensation Committee.  No member of the Compensation Committee was at any time during the year ended December 31, 2009 or any other time, an officer or employee of our company, and no member had any relationship with us requiring disclosure of certain relationships and related-person transaction.  None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a member of our board of directors or Compensation Committee during the year ended December 31, 2009.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2009.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices.  The Audit Committee operates pursuant to a written charter adopted by the board.  A copy of this charter is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.

The members of the Audit Committee as of December 31, 2009 are listed at the end of this report.  The Audit Committee has discussed with the board the level of financial expertise of its members.  The board has determined that the Audit Committee possesses the requisite expertise in the interpretation of financial statements.  Pursuant to Section 407 of the United States Sarbanes-Oxley Act of 2002, the board has determined that Richard D. Ruppert, MD and Kenneth J. Slepicka are independent and qualified as audit committee financial experts as defined in Regulation S-K, Item 407 of the Exchange Act.

Management is responsible for the internal controls, the financial reporting process and the representations set forth in the statements regarding our financial condition.  The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for both auditing the financial statements presented by management and verifying that such statements are produced in accordance with generally accepted accounting principles in the United States.  The Audit Committee is responsible for those matters set forth in its charter.  In this regard, the Audit Committee meets separately with management, including the Chief Financial Officer, and Deloitte & Touche.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009, its accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In the foregoing context, the Audit Committee has reviewed with Deloitte & Touche both the engagement letter and its fees. The Audit Committee has discussed with Deloitte & Touche, with and without management present, the independent registered public accounting firm’s evaluations of our internal accounting controls and the financial reporting systems, policies, procedures and processes, and the fair and complete presentation of our consolidated financial statements.  The Audit Committee discussed with Deloitte & Touche other matters required by Rule 2-07 of Regulation S-X, Communication with Audit Committees, and Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence.

Based upon the independent representations of management and Deloitte & Touche, the Audit Committee’s review of such representations and the report of Deloitte & Touche to the Audit Committee, the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and the independent accountants, the Audit Committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The undersigned members of the Audit Committee have submitted this Report of the Audit Committee:

Kenneth J. Slepicka, Chairman Carlos C. Campbell S. Walter Foulkrod, III, Esq. Richard D. Ruppert, M.D.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees.  A copy may be obtained without charge by writing to our Corporate Secretary at 875 Prospect Street, Suite 301, La Jolla, California 92037.  It is also posted on our web site under “Corporate Governance” at http://investors.picoholdings.com/governance.cfm.

PROCESS FOR SHAREHOLDERS TO COMMUNICATE WITH BOARD OF DIRECTORS

Individuals may contact our entire board of directors or an individual director by sending a written communication to the board or such director in care of:

Corporate Secretary PICO Holdings, Inc. 875 Prospect Street, Suite 301 La Jolla, California 92037

Each communication must set forth the name and address of the shareholder on whose behalf the communication is sent.  The Corporate Secretary may review the letter or communication to determine whether it is appropriate for presentation to the board or to the directors or director specified.  Advertisements, solicitations or hostile communications will not be presented.  Communications determined by the Corporate Secretary to be appropriate for presentation will be submitted to the board or to the directors or director specified immediately thereafter.  If no director is specified, the Corporate Secretary will immediately forward appropriate letters or communications to the Chairman of the board of directors.

A shareholder wishing to communicate directly with the non-management members of the board may address the communication to “Non-Management Directors, c/o Board of Directors” at the same address above.  These communications will be handled by the Chairman of the Audit Committee.  Finally, communications can be sent directly to individual directors by addressing letters to the director’s individual name, c/o the Board of Directors, at the address above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes in beneficial ownership of our common stock on Form 4 with SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

To our knowledge, based solely on a review of the copies of these reports that we have received and written representations from certain reporting persons that they have complied with the relevant filing requirements, all filing requirements have been complied with on a timely basis for the fiscal year ended December 31, 2009, except for (i) one Form 4, covering one November 2008 transaction of 100 shares of our common stock, was filed late by Dr. Richard D. Ruppert, and (ii) one Form 4 for each of John D. Weil, Ronald Langley and John R. Hart that was filed late with respect to their liquidating distributions in December 2009 of 23 shares, 23 shares, and 22 shares, respectively, of our common stock as members of PICO Equity Investors Management, LLC, a limited liability company that owned shares of our common stock.  All of these transactions have been reflected in this proxy.

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Requirements for Shareholder Proposals to Be Considered for Inclusion in Proxy Materials.  Shareholder proposals that are intended for inclusion in our 2011 proxy statement and acted upon at our Annual Meeting of Shareholders in 2011 must be received no later than November 18, 2010. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.  Shareholder proposals must be delivered to our Corporate Secretary by mail at 875 Prospect Street, Suite 301, La Jolla, California 92037, Attention: Corporate Secretary, or by facsimile at (858) 456-6480.  As the rules of the United States Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included in our proxy materials.

Requirements for Shareholder Proposal to be Brought Before the 2011 Annual Meeting of Shareholders.  Notice of any proposal that you intend to present at the 2011 Annual Meeting of Shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2011 Annual Meeting of Shareholders, must be delivered to our Corporate Secretary by mail at 875 Prospect Street, Suite 301, La Jolla, California 92037, Attention: Corporate Secretary, or by facsimile at (858) 456-6480 not earlier than the close of business on January 14, 2011 and not later than the close of business on February 13, 2011.  In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2011 Annual Meeting of Shareholders.  The proxy solicited by us for the 2011 Annual Meeting of Shareholders will confer discretionary authority on our proxies to vote on any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to November 18, 2010.

If the date of our 2011 Annual Meeting is a date that is not within 30 days before or 60 days after May 14, 2011, the anniversary date of our 2010 Annual Meeting, notice by the shareholder of a proposal must be received no earlier than the close of business on the 120th day before the Annual Meeting and not later than the close of business of (i) the 90th day prior to such Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business that the board of directors intends to present or knows that others will present at the meeting is as set forth above.  If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

March 19, 2010

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT FORM 10-K SHAREHOLDER LETTER

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— How To Vote —

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Vote By Internet:

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M22507-P93963

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PICO HOLDINGS, INC.

The Board of Directors recommends you vote FOR all nominees for director and FOR Proposal 2.

	For	Against	Abstain
1. Election of the following three nominees as directors for three-year terms:			
1a. Carlos C. Campbell	☐	☐	☐
1b. Kristina M. Leslie	☐	☐	☐
1c. Kenneth J. Slepicka	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each personally sign. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date